EXHIBIT (a)(1)(A)


                                   AT&T Corp.
                     Offer to Exchange Outstanding Options
                      for Restricted Stock Units and Cash

   This Offer and the Related Right of Withdrawal Will Expire at 11:59 p.m., Eastern Time, on Tuesday, October 29, 2002, Unless AT&T Extends the Offer.

     AT&T Corp. ("AT&T") is offering Eligible Employees (as defined below) the opportunity to receive restricted stock units (the "Restricted Stock Units"), which will represent the right to receive shares of our common stock upon vesting, in exchange for the following options to purchase shares of our common stock (excluding Class J Options, as defined below) granted under the Option Plans (as defined below):

          1. outstanding options having an exercise price per share of $16 or more but less than $17 (the "Class A Options");

          2. outstanding options having an exercise price per share of $17 or more but less than $18 (the "Class B Options");

          3. outstanding options having an exercise price per share of $18 or more but less than $20 (the "Class C Options");

          4. outstanding options having an exercise price per share of $20 or more but less than $25 (the "Class D Options");

          5. outstanding options having an exercise price per share of $25 or more but less than $30 (the "Class E Options");

          6. outstanding options having an exercise price per share of $30 or more but less than $35 (the "Class F Options");

          7. outstanding options having an exercise price per share of $35 or more but less than $40 (the "Class G Options");

          8. outstanding options having an exercise price per share of $40 or more but less than $45 (the "Class H Options"); and

          9. outstanding options having an exercise price per share of $45 or more (the "Class I Options") (collectively, the "Class A to I Options").

     AT&T is also offering Eligible Employees the opportunity to receive a special cash payment (the "Special Cash Payment") in exchange for outstanding options that were granted as the "1997 All Employee Stock Option Grant" (the "Class J Options" and, together with the Class A to I Options, the "Eligible Options").

     We are making this offer upon the terms and subject to the conditions described in this Offer to Exchange and the related Letter of Transmittal (together, as amended or supplemented from time to time, the "Offer").

     All Eligible Options were granted under the AT&T 1987 Long Term Incentive Program (the "1987 Plan") or the AT&T 1997 Long Term Incentive Program (the "1997 Plan" and, together with the

1987 Plan, the "Option Plans"). IF YOU DECIDE TO ACCEPT THIS OFFER WITH RESPECT TO ANY ELIGIBLE OPTIONS, YOU MUST TENDER ALL OF YOUR ELIGIBLE OPTIONS.

     You are eligible to participate in the Offer ("Eligible Employees") if you
(i) hold Eligible Options, (ii) are an active employee of, or on an approved leave of absence from, AT&T or one of its subsidiaries (including AT&T Latin America) on both the date hereof and the Expiration Date (as defined below);
(iii) were hired by AT&T prior to February 19, 2002 (or have returned to AT&T from Concert after such date); (iv) are not an employee of AT&T Broadband or one of its subsidiaries on the date hereof and the Expiration Date; and (v) are not a senior executive of AT&T or an employee who is an E-level equivalent or higher with AT&T.

     You may tender your Eligible Options at any time prior to 11:59 p.m., Eastern Time, on Tuesday, October 29, 2002 (such date, or such later date to which we extend the Offer as described herein, the "Expiration Date"), by following the procedures listed in Section 3. If you tender any Eligible Options for exchange, any options you hold that were granted on March 28, 2002, April 26, 2002, May 30, 2002, June 28, 2002, or September 30, 2002 ("Restricted Options") will be cancelled and forfeited without exchange or replacement.

     Each Restricted Stock Unit, as described further in this Offer to Exchange, represents the right to receive a share of our common stock if certain conditions are met. Restricted Stock Units are subject to forfeiture and other restrictions until they vest, at which time the related shares of common stock will be distributed to you without restrictions. The Restricted Stock Units will be subject to the terms of a Restricted Stock Unit Award Agreement between each tendering option holder and AT&T. The number of Restricted Stock Units that you receive with respect to your Class A to I Options will be determined by (1) dividing (a) the number of options you tender in each class by (b) the exchange factor for that class (as set forth below), and (2) totaling the results for all of those classes (rounded to the nearest whole share). An example of this calculation is given in the "Summary Term Sheet" following the Table of Contents in this Offer to Exchange. The exchange factors for Class A to I Options are listed in the following table:

   Class of Option       Range Of Exercise Prices           Exchange Factor
   ---------------    -----------------------------         ---------------

       Class A        $16 or more but less than $17               3.5

       Class B        $17 or more but less than $18                4

       Class C        $18 or more but less than $20                5

       Class D        $20 or more but less than $25                6

       Class E        $25 or more but less than $30               10

       Class F        $30 or more but less than $35               12

       Class G        $35 or more but less than $40               15

       Class H        $40 or more but less than $45               20

       Class I        $45 or more                                 30

     So long as you remain employed with AT&T or its subsidiaries, the Restricted Stock Units will vest in three annual installments with twenty-five percent (25%) vesting on November 1, 2003; another twenty-five percent (25%) vesting on November 1, 2004; and the final fifty percent (50%) vesting on November 1, 2005. Even if your options are currently vested, the Restricted Stock Units you receive will be subject to this vesting schedule. The Restricted Stock Units may vest early upon the occurrence of certain events described in Section 8. YOU WILL NOT BE GIVEN CREDIT FOR VESTING AS A RESULT OF SERVICE WITH AT&T PRIOR TO THE DATE THE RESTRICTED STOCK UNITS


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

ARE GRANTED. IF YOUR EMPLOYMENT IS TERMINATED PRIOR TO THE VESTING DATE OF THE RESTRICTED STOCK UNITS, ALL OR A PORTION OF YOUR UNVESTED RESTRICTED STOCK UNITS MAY BE FORFEITED. See Section 8. As further described in this Offer to Exchange, when your Restricted Stock Units vest, we expect to utilize a portion of the shares otherwise distributable to you to satisfy your withholding tax obligation.

     The amount of the Special Cash Payment that you will receive if you tender Class J Options will be determined by (1) dividing (a) the number of Class J Options you tender by (b) the exchange factor for Class J Options, which is 0.5, and (2) multiplying the result by One U.S. Dollar ($1.00), rounded up or down to the nearest whole cent. The Special Cash Payment will be paid to you promptly following the Expiration Date through our normal payroll services. We will deduct an amount from your Special Cash Payment to satisfy your withholding tax obligation.

     Any options you hold other than Eligible Options and Restricted Options will remain outstanding whether or not you participate in the Offer. If you choose not to participate in the Offer, all of your existing options will remain outstanding on their current terms and conditions.

     If your employment is terminated for any reason (including death or disability) after you tender Eligible Options pursuant to the Offer but prior to the Expiration Date, your participation in the Offer will be automatically cancelled and you will not receive any Restricted Stock Units and/or Special Cash Payment. In this case, your Eligible Options will be treated as if they had not been tendered, and your Eligible Options and Restricted Options will remain outstanding on their existing terms and conditions, including the applicable termination provisions contained in the existing stock option award agreements between you and us.

     Although our Board of Directors (the "Board") has authorized this Offer, none of AT&T, the Board or the Compensation and Employee Benefits Committee of the Board makes any recommendation as to whether you should tender your options for exchange. The Board recognizes that the decision to tender is an individual one that should be based on a variety of factors. You should consult with your personal advisors if you have questions about your financial or tax situation.

     Shares of our common stock are quoted on the New York Stock Exchange under the symbol "T." On September 9, 2002, the closing price of our common stock on the New York Stock Exchange was $12.30 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options for exchange.

                             IMPORTANT INFORMATION

     If you wish to tender your Eligible Options for exchange, you must complete and return to us the Letter of Transmittal and, if you are tendering Class A to I Options, the Restricted Stock Unit Award Agreement, either (1) electronically on the web site maintained for this offer (www.aststockplan.com) or (2) by regular mail, overnight delivery or facsimile, in accordance with the instructions in Section 3 of this Offer to Exchange.

     This offer is not being made to, nor will any tender of options be accepted from or on behalf of, option holders in any jurisdiction in which the making of this offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, in our sole discretion, take such actions as we may deem necessary for us to make this offer to option holders in such jurisdiction.


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

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR AUTHORIZATION AS HAVING BEEN AUTHORIZED BY US.

     THE DATE OF THIS OFFER TO EXCHANGE IS SEPTEMBER 16, 2002.

     A "SUMMARY TERM SHEET" DESCRIBING THE PRINCIPAL TERMS OF THE OFFER FOLLOWS THE TABLE OF CONTENTS. YOU SHOULD READ THIS ENTIRE OFFER TO EXCHANGE, THE RELATED LETTER OF TRANSMITTAL AND, IF APPLICABLE, THE RESTRICTED STOCK UNIT AWARD AGREEMENT CAREFULLY BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS FOR EXCHANGE.




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


                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----

SUMMARY TERM SHEET.............................................................1

THE OFFER.....................................................................15

   1.   NUMBER OF RESTRICTED STOCK UNITS; AMOUNT OF SPECIAL CASH
        PAYMENT; EXPIRATION DATE..............................................15
   2.   PURPOSE OF THE OFFER..................................................18
   3.   PROCEDURES; ACCEPTANCE OF OPTIONS.....................................18
   4.   WITHDRAWAL RIGHTS.....................................................21
   5.   ACCEPTANCE OF OPTIONS FOR CANCELLATION; ISSUANCE OF RESTRICTED
        STOCK UNITS; PAYMENT OF SPECIAL CASH PAYMENT..........................21
   6.   CONDITIONS OF THE OFFER...............................................22
   7.   PRICE RANGE OF OUR COMMON STOCK.......................................25
   8.   SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED STOCK UNITS...25
   9.   INFORMATION ABOUT AT&T................................................28
   10.  INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS
        ABOUT THE OPTIONS.....................................................30
   11.  STATUS OF OPTIONS ACCEPTED FOR CANCELLATION BY US IN THE OFFER;
        ACCOUNTING CONSEQUENCES OF THE OFFER..................................31
   12.  LEGAL MATTERS; REGULATORY APPROVALS...................................31
   13.  MATERIAL U.S. TAX CONSEQUENCES........................................32
   14.  INTERNATIONAL TAX CONSEQUENCES........................................32
   15.  EXTENSION OF OFFER; TERMINATION; AMENDMENT............................42
   16.  FEES AND EXPENSES.....................................................42
   17.  ADDITIONAL INFORMATION................................................43
   18.  FORWARD LOOKING STATEMENTS; MISCELLANEOUS.............................44

SCHEDULE A -- INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF AT&T

                               SUMMARY TERM SHEET


     The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this Offer to Exchange and the accompanying Letter of Transmittal because the information in this summary is not complete. Where appropriate, we have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

Q1:  What Options Are Eligible for Exchange?

     A. We are offering Eligible Employees (as defined below) the opportunity to receive restricted stock units (the "Restricted Stock Units") in exchange for the following options to purchase shares of our common stock (excluding Class J Options, as defined below) granted under the Option Plans (as defined below):

          1. outstanding options having an exercise price per share of $16 or more but less than $17 (the "Class A Options");

          2. outstanding options having an exercise price per share of $17 or more but less than $18 (the "Class B Options");

          3. outstanding options having an exercise price per share of $18 or more but less than $20 (the "Class C Options");

          4. outstanding options having an exercise price per share of $20 or more but less than $25 (the "Class D Options");

          5. outstanding options having an exercise price per share of $25 or more but less than $30 (the "Class E Options");

          6. outstanding options having an exercise price per share of $30 or more but less than $35 (the "Class F Options");

          7. outstanding options having an exercise price per share of $35 or more but less than $40 (the "Class G Options");

          8. outstanding options having an exercise price per share of $40 or more but less than $45 (the "Class H Options"); and

          9. outstanding options having an exercise price per share of $45 or more (the "Class I Options") (collectively, the "Class A to I Options").

     We are also offering Eligible Employees the opportunity to exchange outstanding options that were granted as the "1997 All Employee Stock Option Grant", also known as the "all employee" grant (the "Class J Options" and, together with the Class A to I Options, the "Eligible Options"), in exchange for cash (the "Special Cash Payment"). See Section 1.

     All Eligible Options were granted under the AT&T 1987 Long Term Incentive Program (the "1987 Plan") or the AT&T 1997 Long Term Incentive Program (as amended, the "1997 Plan" and together with the 1987 Plan, the "Option Plans").


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

Q2:  Who May Participate in the Offer?

     A. You are eligible to participate in the Offer ("Eligible Employees") if you (i) hold Eligible Options, (ii) are an active employee of, or on an approved leave of absence from, AT&T or one of its subsidiaries (including AT&T Latin America) on both the date hereof and the Expiration Date (as defined below); (iii) were hired by AT&T prior to February 19, 2002 (or have returned to AT&T from Concert after such date); (iv) are not an employee of AT&T Broadband or one of its subsidiaries on the date hereof and the Expiration Date; and (v) are not a senior executive of AT&T or an employee who is an E-level equivalent or higher with AT&T. See Section 1.

Q3:  Why Is AT&T Making the Offer?

     A. We are making this Offer to compensate our employees for their services, to enhance the retentive and incentive impact of outstanding equity compensation awards, and to advance further our corporate philosophy of employees as owners by reducing the number of stock options currently outstanding in order to be able to grant different types of incentive awards.

     We remain committed to the concept of employees as owners because we believe that it helps us attract and retain the very best people and aligns the interests of our employees with those of our stockholders. However, many of our outstanding options have exercise prices that are significantly higher than the current market price of our common stock. We feel that these underwater options do not advance this goal.

     Additionally, the Eligible Options were granted when AT&T was a composition of businesses that no longer exist. We believe that granting awards based on today's business will more closely align the interests of our employees to those of our stockholders. Continuing to rely on employee incentives that are disconnected from our current business and operating environment is not practical and will continue to have a negative influence on our ability to retain key employees.

     AT&T currently has a large number of stock options outstanding relative to the total number of shares of common stock outstanding, and this ratio will significantly increase after the spin-off of AT&T Broadband and its subsequent merger with Comcast (the "AT&T Comcast Transaction"), which would prevent us from having the flexibility to grant incentive equity awards to employees.

     For these reasons, we felt it appropriate at this time to make this Offer in order to compensate our employees and create a renewed opportunity for employees to realize future benefit from their equity awards.

Q4:  Does AT&T Plan to Grant New Stock Options During the Offer Period?

     Our Board of Directors (the "Board") has authorized the grant of stock options to purchase approximately 32 million shares in the aggregate to approximately 400 of our senior executives and employees who are E-level equivalent or higher with AT&T (other than employees who are expected to join AT&T Comcast in connection with the closing of the AT&T Comcast Transaction or who have previously announced their intention to leave AT&T). The purpose of this grant is to create a substantial and meaningful long-term, equity incentive for executives who are expected to be employed by AT&T after the closing of the AT&T Comcast Transaction. We expect that this grant will be made before the Expiration Date of the Offer.


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

Q5: How Many Restricted Stock Units Will I Receive in Exchange for Class A to I Options That I Tender?

     A. The number of Restricted Stock Units that you receive with respect to Class A to I Options that you tender will be determined by (i) dividing (a) the number of options you tender in each class by (b) the exchange factor for that class (as set forth below), and (ii) adding the number of Restricted Stock Units for all of such classes (rounded to the nearest whole share). The exchange factor for each class is as follows:

  Class of Option         Range Of Exercise Prices            Exchange Factor
  ---------------      -----------------------------          ---------------

      Class A          $16 or more but less than $17                3.5

      Class B          $17 or more but less than $18                 4

      Class C          $18 or more but less than $20                 5

      Class D          $20 or more but less than $25                 6

      Class E          $25 or more but less than $30                10

      Class F          $30 or more but less than $35                12

      Class G          $35 or more but less than $40                15

      Class H          $40 or more but less than $45                20

      Class I          $45 or more                                  30

     For example, if you tender 1,999 Class G Options with an exercise price per share of $35, and 475 Class A Options with an exercise price per share of $16.50, then:

          o    with respect to your Class G Options:

               o    the number of your Class G Options (1,999) is divided by

               o the exchange factor for Class G of 15 (i.e., 15 options surrendered for every 1 restricted stock unit awarded),

               o resulting in 133.2667 Restricted Stock Units to be granted in exchange for your Class G Options; and

          o    with respect to your Class A Options:

               o    the number of your Class A Options (475) is divided by

               o the exchange factor for Class A of 3.5 (i.e., 3.5 options surrendered for every 1 restricted stock unit awarded),

               o resulting in 135.7143 Restricted Stock Units to be granted in exchange for your Class A Options; and

          o you receive a total of 269 Restricted Stock Units (the sum of 133.2667 + 135.7143 = 268.9810, rounded to 269).


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

     You may obtain a summary of your Eligible Options on the web site maintained for this offer (www.aststockplan.com) or, if you do not have web access, you may review your stock options account on the Salomon Smith Barney voice response system by calling 888-828-8678 (in the U.S.) or 212-615-7889 (outside the U.S.).

     You will not be required to pay cash for the Restricted Stock Units you receive or the shares of common stock you receive upon the vesting of the Restricted Stock Units. When your Restricted Stock Units vest, we expect to utilize a portion of the shares otherwise distributable to you to satisfy your withholding tax obligation. See Section 13.

Q6:  What Are Restricted Stock Units?

     A. The Restricted Stock Units represent the right to receive shares of our common stock upon vesting. The Restricted Stock Units are considered "restricted" because they are subject to forfeiture and restrictions on transfer prior to vesting and the related distribution of shares. You are not a shareholder as a result of holding Restricted Stock Units, and Restricted Stock Units do not entitle you to vote or receive dividends, notices of meeting, and other materials provided to AT&T stockholders until the Restricted Stock Units vest, at which time the related shares will be distributed to you. The Restricted Stock Units will be granted under the 1997 Plan and will be subject to the terms of the Restricted Stock Unit Award Agreement entered into by you and us. See Section 8. After Restricted Stock Units have vested, and the related shares are distributed to you, you will have stockholder rights (such as voting and dividend rights) with respect to those shares and may transfer or sell the shares, subject to applicable securities laws. See Section 8.

Q7: What Special Cash Payment Will I Receive in Exchange for the Class J Options I Tender?

     A. The amount of the Special Cash Payment that you receive with respect to Class J Options will be determined by dividing (i) dividing (a) the number of Class J Options you tender by (b) the exchange factor for Class J Options, which is 0.5, and (ii) multiplying the result by One U.S. Dollar ($1.00), rounded up or down to the nearest whole cent.

     For example, if you tender 150 Class J Options (regardless of the exercise price), then:

          o    the number of your Class J Options (150) is divided by

          o    the exchange factor for Class J of 0.5, and

          o    the result is multiplied by One U.S. Dollar (U.S. $1.00); and

          o the amount of your Special Cash Payment is $300.00 (less applicable withholding).

     We will deduct a portion of the Special Cash Payment to satisfy your withholding tax obligation on the award. See Section 13.

Q8: When May I Tender My Options in Exchange for Restricted Stock Units and/or the Special Cash Payment?

     A. You may tender options at any time prior to 11:59 p.m., Eastern Time, on Tuesday, October 29, 2002 (such date, or any later expiration date to which we extend the Offer, the "Expiration Date").

Q9:  How Do I Tender My Options?

     A. If you decide to tender your options, we must receive a properly completed Letter of Transmittal and, if you are tendering Class A to I Options, Restricted Stock Unit Award Agreement no later than 11:59 p.m., Eastern Time, on the Expiration Date.

     If you have a company email address, you will receive an email from AST StockPlan with instructions on how to access the Offer Web Site to review documents and tender options electronically. The Offer Web Site will include further instructions on how to electronically accept the Offer and tender all Eligible Options. Prior to confirming any tender of options on the Offer Web Site, you will be asked to confirm that you have read this Offer to Exchange, the Letter of Transmittal and (if you are tendering Class A to I Options) the Restricted Stock Unit Award Agreement and that you agree to accept the terms of the Offer. See Section 3.

     If you do not have a company email address, you will receive material from Salomon Smith Barney at your mailing address of record which will contain instructions on how to access the Offer Web Site to review documents and tender options electronically. Alternatively, you may tender options by completing and manually executing the Letter of Transmittal and (if you are tendering Class A to I Options) the Restricted Stock Unit Award Agreement included with this Offer to Exchange, and delivering these documents to us in accordance with the instructions listed in Section 3 and in the Letter of Transmittal as follows:

     If by Regular Mail:
             AT&T Pension Service Center
             P.O. Box 770
             Arlington Heights, IL  60006-0770

     If by Overnight Mail:
             AT&T Pension Service Center
             1701 Golf Road
             Tower 2 Suite 200
             Rolling Meadows, IL  60008

     If by Facsimile, to AT&T at fax number 847-806-4663

     We recommend that you keep a copy of your completed Letter of Transmittal and, if applicable, the Restricted Stock Unit Award Agreement. We will be deemed to have accepted for exchange Eligible Options that are validly tendered and not properly withdrawn if and when we give a written notice to option holders of our acceptance of such options, which may be by electronic mail or other written communication, promptly after the Expiration Date. You should review the Offer to Exchange, the Letter of Transmittal, and the Restricted Stock Unit Award Agreement before making your decision. Copies of these documents have been provided to you by electronic mail or paper delivery, as applicable. All these documents also are posted on the Offer Web Site.

Q10: If I Decide to Exchange Eligible Options, Do I Have to Exchange All of My
     Options or Can I Just Exchange Some of Them?

     A. If you accept this offer with respect to any Eligible Options, you must tender all Eligible Options of all classes. See Section 1. Additionally, if you tender any Eligible Options, all options granted to you on March 28, 2002, April 26, 2002, May 30, 2002, June 28, 2002, or September 30, 2002 ("Restricted Options"), will be cancelled and forfeited without exchange or replacement.

Q11: Will AT&T Accept All Options Offered for Exchange?

     A. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, subject to the conditions of the Offer set forth in Section 6, we will accept all options that are properly and timely tendered and not validly withdrawn. Promptly after expiration of the Offer, and subject to the conditions set forth in Section 6, you will be notified by electronic mail or other means a written communication that the Offer expired and your options were accepted. We will make available on the Offer Web Site the number of Restricted Stock Units you were granted and the amount of your Special Cash Payment. AST will deliver an electronic mail to notify you when this information is posted on the Offer Web Site (and at that time you will receive an email from AST regarding who you may contact to receive this information). For those of you without access to electronic mail, we will send you the information by paper delivery. See Sections 5 and 6.

Q12: Are There Conditions to the Offer?

     A. The Offer is not conditioned on the tender of a minimum number of options. However, the Offer is subject to a number of other conditions with regard to events that could occur before the expiration of the Offer, as described in Section 6.

Q13: When Will I Receive My Restricted Stock Units and the Related Shares of
     Common Stock?

     A. If you properly tender Class A to I Options and we accept all options tendered, the grant of the Restricted Stock Units will be effective as of the Expiration Date unless we reject all options tendered in accordance with
Section 6. Your award of Restricted Stock Units will be evidenced by the Restricted Stock Unit Award Agreement between you and us. As the Restricted Stock Units vest in accordance with the terms and conditions of the award, the shares of common stock relating to the vested portion of the Restricted Stock Units will be distributed to you by electronic deposit into a book entry account for you with our transfer agent (less any shares withheld to satisfy your withholding tax obligations).

Q14: When Will I Receive My Special Cash Payment?

     A. If you properly tender Class J Options and we accept all options tendered, the Special Cash Payment (less cash withheld to satisfy withholding tax obligations) will be paid to you promptly following the expiration of the Offer through our normal payroll services. The Special Cash Payment is not subject to vesting.

Q15: What is the Vesting Schedule for the Restricted Stock Units?

     A. So long as you remain employed with AT&T or its subsidiaries, the Restricted Stock Units will vest in three annual installments with twenty-five percent (25%) vesting on November 1, 2003, another twenty-five percent (25%) vesting on November 1, 2004 and the final fifty percent (50%) vesting on November 1, 2005. Even if your options are currently vested, the Restricted Stock Units you receive will be subject to vesting over this three-year period.

     For example, assume that you receive 1,000 Restricted Stock Units in exchange of your Class A to I Options. Assuming you are still employed by us on each of the following dates:

          o    On November 1, 2003, 250 Restricted Stock Units will vest.


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

          o On November 1, 2004, an additional 250 Restricted Stock Units will vest.

          o On November 1, 2005, the remaining 500 Restricted Stock Units will vest.

     The Restricted Stock Units also may vest early upon the occurrence of certain events described in Section 8. However, no Restricted Stock Units will vest for any reason until the later of (i) the effective date of the AT&T Comcast Transaction and (ii) April 1, 2003 (the "Deferred Vesting Date"); provided that if the AT&T Comcast Transaction has not become effective by November 1, 2003, the "Deferred Vesting Date" shall be November 1, 2003. This means that even if you would be entitled to early vesting as described in
Section 8, the vesting will be deferred until April 1, 2003; however, if the AT&T Comcast Transaction has not closed by April 1, 2003, no Restricted Stock Units will vest until that transaction closes, unless it has not closed by November 1, 2003, in which case any early vesting that has been deferred to that point will occur on November 1, 2003.

     IF YOUR EMPLOYMENT IS TERMINATED PRIOR TO THE VESTING DATE OF THE RESTRICTED STOCK UNITS, ALL OR A PORTION OF THE UNVESTED RESTRICTED STOCK UNITS MAY BE FORFEITED. See Section 8 and Question 16 below.

Q16: What Happens to the Restricted Stock Units Versus My Existing Stock
     Options If My Employment Terminates?

     A. The terms and conditions of the Restricted Stock Units provide that any unvested portion of the grant will be forfeited upon a termination of employment, except as set forth below. Employment can terminate for a number of reasons, including death, disability, voluntary termination, involuntary termination for cause, under a force management program, because of the outsourcing of your position, or otherwise.

     The following chart compares the consequences of termination of employment on the vesting of the Restricted Stock Units versus your existing stock options. With respect to the terms of your existing stock options, these are generally representative terms; please review your individual stock option agreements, which may have different provisions, before deciding whether to participate in the Offer.

                     Impact of Termination of Employment on
    Restricted Stock Units Granted in this Offer vs. Eligible Stock Options

-----------------------------------------------------------------------------------------------------------------------------------
         Reason for Termination                     Restricted Stock Units                           Stock Options
-----------------------------------------------------------------------------------------------------------------------------------
Voluntary Resignation after attainment    o On the later of (i) the date of          Options immediately vest and remain
of the following age and service          termination and (ii) the Deferred Vesting  exercisable until original grant expiration
criteria (also known as "Eligibility      Date, the number of units scheduled to     date.
for Retirement Related Benefits"):        vest on the vesting date next following
   Age            AT&T Service            the date of termination (or, if the date
   ---            ------------            of termination is a vesting date, on such
   Any Age           30 years             vesting date) will vest.
   50                25 years             o Any other unvested units are cancelled.
   55                20 years
   65                10 years
-----------------------------------------------------------------------------------------------------------------------------------
Voluntary Resignation without             Unvested units are cancelled.              o Vested options are exercisable for up to 90
Eligibility for Retirement Related                                                   days from date of termination.
Benefits                                                                             o Unvested options are cancelled.
-----------------------------------------------------------------------------------------------------------------------------------
Disability                                All units become fully vested on the       Options immediately vest and remain
                                          later of (i) the date of termination       exercisable until original grant
                                          and (ii) the Deferred Vesting              expiration date.
                                          Date.
-----------------------------------------------------------------------------------------------------------------------------------
Death                                     All units become fully vested on the       Options immediately vest and remain
                                          later of (i) the date of termination       exercisable until earlier of (i) five years
                                          and (ii) the Deferred Vesting              from date of termination and (ii) original
                                          Date.                                      grant expiration date.  Legal representative
                                                                                     has right to exercise.
-----------------------------------------------------------------------------------------------------------------------------------
Force Management Program                  All units become fully vested on the       Options immediately vest and remain
                                          later of (i) the date of termination       exercisable until the earlier of (i)
                                          and (ii) the Deferred Vesting              three years from the date of termination
                                          Date.                                      and (ii) original grant expiration date.
-----------------------------------------------------------------------------------------------------------------------------------
Sale or Divestiture of Your               Same as Force Management Program           Same as Voluntary Resignation, with or
Business Unit or Outsourcing of                                                      without Eligibility for Retirement Related
Your Position (other than AT&T                                                       Benefits, as applicable.
Comcast Transaction)
-----------------------------------------------------------------------------------------------------------------------------------
Transfer of Employment to                 All units are immediately cancelled.       Options are converted into AT&T Comcast
AT&T Broadband on or Prior to                                                        options upon closing of AT&T Comcast
Closing of AT&T Comcast                                                              Transaction.
Transaction
-----------------------------------------------------------------------------------------------------------------------------------
Cause or Misconduct                       Unvested units are cancelled.              Options are immediately cancelled.
-----------------------------------------------------------------------------------------------------------------------------------
Other Termination Without Cause           Same as Voluntary Resignation, with or     Same as Voluntary Resignation, with or
                                          without Eligibility for Retirement         without Eligibility for Retirement Related
                                          Related Benefits, as applicable.           Benefits, as applicable.
-----------------------------------------------------------------------------------------------------------------------------------
     See Section 8.

Q17: Under What Circumstances Will I Forfeit the Special Cash Payment?

     A. The Special Cash Payment you receive in exchange for Class J Options is not subject to any forfeiture.

Q18: What Will Happen to my Options if I do not Tender my Options?

     A. If you choose not to participate in the Offer, you will continue to hold your existing stock options under the terms of each award as it was granted to you. You will not receive the Special Cash Payment or Restricted Stock Units.

Q19: Do I Have to Return a Letter of Transmittal if I Do Not Want to Exchange
     My Options?

     A. No.

Q20: What Happens if I Tender My Options but My Employment Is Terminated Before the Expiration Date?

     A. If your employment is terminated for any reason (including death or disability) after you tender Eligible Options pursuant to the Offer but prior to the Expiration Date, your participation in the Offer will be automatically cancelled and you will not receive any Restricted Stock Units or Special Cash Payment. In this case, your Eligible Options will be treated as if they had not been tendered, and your Eligible Options and Restricted Options will remain outstanding on their existing terms and conditions, subject to the applicable termination provisions contained in the existing stock option award agreements between you and us.

Q21: Will I Have to Pay Taxes When I Exchange My Options in the Offer?

     A. If you are a U.S. taxpayer or resident, you will incur no immediate tax consequences when you exchange your options. See Section 13. If you are a non-U.S. employee, you may incur immediate tax consequences when you exchange your options as discussed in Section 14. Please see Question 22 for more information about the tax consequences of receiving the Special Cash Payment and the vesting of Restricted Stock Units.

Q22: What Are the Income and Withholding Tax Consequences of the Special Cash
     Payment and the Vesting of Restricted Stock Units?

     If you are a U.S. citizen or resident and tender Class J Options, you will recognize ordinary income when your Special Cash Payment is paid.

     If you are a U.S. citizen or resident and tender Class A to I Options in exchange for Restricted Stock Units, when your Restricted Stock Units vest (and the related shares of common stock are distributed to you), you will recognize ordinary income equal to the fair market value of the shares distributed to you. We will determine the fair market value of the shares based on the average of the high and low prices of our common stock on the New York Stock Exchange on the date the shares are distributed to you or, if no sales are reported on that date, in accordance with applicable tax laws.

     The ordinary income resulting from the Special Cash Payment and/or the vesting of the Restricted Stock Units (and the related distribution of shares) will be reflected in the Form W-2 reported to the Internal Revenue Service for the year in which the payment and/or vesting occurs.

     At the time you recognize ordinary income on the Special Cash Payment and/or the vesting of the Restricted Stock Units (and the related distribution of shares), you will have an income and payroll withholding tax obligation with respect to that income, much like the obligation that arises when we pay you your salary or a bonus. We expect to utilize a portion of the Special Cash Payment or the shares otherwise distributable to you to satisfy your withholding tax obligation.

     WE RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF YOUR PARTICIPATION IN THE OFFER. See Section 13.

     Also please see Section 14 for a general discussion of certain tax consequences for non-U.S. employees. These may differ from, and may be more adverse to you, than if you were a U.S. citizen or resident. We recommend that you consult with your own tax advisor to determine the tax and social insurance contribution consequences, if any, of participating in the Offer under the laws of the country in which you live and/or work.

Q23: How Will Movements in AT&T's Stock Price During the Offer Period Affect the Value of My Options Versus the Restricted Stock Units?

     A. The theoretical values of both your existing options and the Restricted Stock Units you would receive if you participate in the Offer would be affected by stock price movements during the offer period, although the impact on value would not be the same. A Restricted Stock Unit is said to be more "sensitive" to stock price movements because the theoretical value of a Restricted Stock Unit changes in direct relationship to changes in the price of AT&T stock, while your options are said to be less sensitive because each of your options will only fractionally change in value with changes in the price of AT&T stock because of the exercise price. An option becomes less sensitive to stock price movements as the stock price falls further below the option's exercise price. However, please note that although the theoretical value of your options is less sensitive to stock price changes than the Restricted Stock Units you would receive in exchange, your options will ultimately have no value if the stock price does not appreciate above the relevant exercise prices by the time of the relevant expiration date for each option. Also note that you will receive fewer Restricted Stock Units than the number of Eligible Options you will give up, and you will not be able to sell the Restricted Stock Units until they vest and the related shares of common stock are distributed to you. As of the time of making this offering, the current price of AT&T stock is lower than all of your Eligible Options.

Q24: What Happens to the Restricted Stock Units Versus My Existing Options
     After the Proposed AT&T Comcast Transaction and AT&T's Proposed Reverse Stock Split?

     A. Subject to and upon the closing of the AT&T Comcast Transaction (about which you may obtain more information in our publicly available documents), the Restricted Stock Units will be adjusted to reflect the impact on the value of our common stock resulting from the transaction. Holders of Restricted Stock Units granted as a result of this Offer will not receive any stock or Restricted Stock Units in the new AT&T Comcast Corporation. The Restricted Stock Units granted as a result of this Offer will continue to represent rights with respect to AT&T stock only. The adjustment of the Restricted Stock Units at the spin-off of AT&T Broadband and its merger with Comcast will ensure that the market value of the common stock with respect to a Restricted Stock Unit immediately prior to the closing of the AT&T Comcast Transaction will be equal to the market value of the common stock related to a Restricted Stock Unit immediately following such transaction.

     The price of AT&T stock immediately prior to the closing of the AT&T Comcast Transaction will be divided by the price of AT&T stock immediately following the closing, multiplied by the number of Restricted Stock Units outstanding in the award.

     For example, assuming that AT&T's stock price immediately before the closing of the AT&T Comcast Transaction is $15 and the AT&T stock price immediately after the closing is $5, the adjustment to an outstanding award consisting of 1,000 Restricted Stock Units (and thus a market value of $15,000) would be calculated as follows:

          o AT&T stock price immediately before ($15) divided by AT&T stock price immediately after ($5) equals 3;

          o    multiplied by 1,000 Restricted Stock Units;

          o results in 3,000 adjusted Restricted Stock Units (with a market value of $15,000).

(NOTE: the stock prices shown in this example are for illustration purposes only and do not represent expected stock prices at the time of the closing of the transaction.)

     When and if AT&T effects the one-for-five reverse stock split approved by its stockholders in July 2002, each outstanding Restricted Stock Unit award will be further adjusted to preserve the market value of the award immediately prior to the reverse stock split. The adjustment will be effected by dividing the number of outstanding Restricted Stock Units immediately prior to the stock split by five.

     For example, taking the adjusted 3,000 Restricted Stock Units in the previous example, the number of units after the reverse stock split would be calculated by dividing by 5, which would result in 600 adjusted Restricted Stock Units. Assuming the reverse stock split occurs immediately following the merger, the market value of the award would remain $15,000 (because the assumed stock price of $5 immediately after the AT&T Comcast Transaction would be $25 after the reverse stock split, and 600 Restricted Stock Units times $25 equals $15,000). Of course, the price of AT&T stock would immediately begin fluctuating either up or down in the market after the closing of the AT&T Comcast Transaction and the reverse stock split and might never actually trade at the $25 price.

     If you do not participate in the Offer and continue to hold your existing stock options, effective with the spin-off of AT&T Broadband, stock options held by active AT&T employees would be adjusted so as to maintain the intrinsic value of the grant immediately prior to the spin-off. This information was provided to employees in July 2002 and is available on the stock option section of the AT&T Workforce Services Web Site and through the recordkeeper website (www.benefitaccess.com).

Q25: How Would the Restricted Stock Units Be Adjusted if AT&T Issues a Consumer
     Tracking Stock or if Some Other Corporate Transaction Requiring Adjustment of the Restricted Stock Units Under the 1997 Plan Occurs?

     A. At the time of such action, pursuant to the provisions of the 1997 Plan and the Restricted Stock Unit Award Agreement, the Board or the Compensation and Employee Benefits Committee of the Board (the "Committee") could authorize an adjustment to the outstanding Restricted Stock Units in a way that preserves the market value of the award. However, to the extent that your Restricted Stock Units had vested and you continued to hold the shares distributed to you, then you would receive any distribution of consumer tracking stock or other corporate transaction that was made to holders of AT&T common stock generally.

Q26: How Were the Exchange Factors for the Options Determined?

     A. The Board determined the exchange factors after considering several elements, which included primarily the remaining Black-Scholes value (a method of valuing stock options, which considers factors such as the remaining life of an option, the difference between the exercise price and the stock price, and the volatility of the stock price) of the outstanding stock options, the risk-adjusted relative value of stock options versus restricted stock units, the additional compensation expense to AT&T associated with the Offer, and the number of shares available for restricted stock unit grants under the 1997 Plan. The exchange factors for the different classes were determined based on the ranges of exercise prices for the options. We have available under the 1997 Plan approximately 20 million shares that can be used for restricted stock unit awards. Our calculations used an estimated stock price of approximately $12 per share, resulting in a total compensation expense of roughly $240 million over the life of the awards. That estimated value was deemed to be the maximum "replaceable Black-Scholes value" for purposes of the exchange offer.

     The outstanding options were then categorized into the various "classes". We allocated a greater portion of the Black-Scholes value than would the conventional Black-Scholes model to stock options with exercise prices that were closer to the current stock price and a lesser portion to stock options with exercise prices farther from the current stock price. As a result, a more highly graduated range of exchange factors (from 3.5:1 to 30:1, based on exercise price) than the Black-Scholes model would generate were used to determine the number of Restricted Stock Units to be exchanged per Eligible Option. Likewise, we believe that a substantial discount from the full remaining Black-Scholes value is appropriate because restricted stock units involve less market risk than that associated with stock options. It is also possible that the Black-Scholes model may overstate the value of your out-of-the-money stock options because, among other reasons, the volatility of our common stock over the last several years has exceeded its historic levels. After balancing these considerations and determining the appropriate discounts, the final exchange factors result in Restricted Stock Units that will replace a range of approximately 80% to 85% of the Black-Scholes value of an employee's Eligible Options, depending on the option exercise prices and the mix of an individual's eligible stock options. On average, the Restricted Stock Units would replace approximately 84% of the aggregate Black-Scholes value of all Eligible Options if all Eligible Employees participated. (The above percentages would differ if AT&T's stock price is above or below the estimated $12 per share at the time the restricted stock units are issued.) There is no guarantee as to the actual value of your Restricted Stock Units at the time they vest or that your options would not have resulted in greater value to you. Also please note that in order for you to realize value on your Eligible Options, the market price of the underlying stock will have to rise above the option exercise price.

     A similar determination was made for the amount of the Special Cash Payment applicable to the Class J Options.

Q27: What Happens to the Restricted Stock Units Versus My Existing Stock
     Options If There Is a Change in Control of AT&T?

     A. Treatment of Restricted Stock Units upon Change in Control. The Restricted Stock Unit Award Agreement provides that if a change in control (as defined in the 1997 Plan) occurs, your Restricted Stock Units would fully vest and the related shares of common stock would be distributed to you. It is important to note the AT&T Comcast Transaction is not a change in control as defined in the 1997 Plan. You should also note that your Restricted Stock Units may not vest if you are terminated after the announcement of a transaction which would constitute a change in control but before the completion of that transaction.

     Treatment of Stock Options upon Change in Control. Eligible Options generally provide that if a change in control occurs, the options would fully vest. It is important to note that with respect to the Eligible Options, the AT&T Comcast Transaction is not a change in control. You should also note that your Eligible Options may not fully vest if you are terminated after the announcement of a transaction which would constitute a change in control but before the completion of that transaction. Your individual stock option agreements may or may not be more favorable than the general terms described above. Please review your existing stock option agreements carefully.

Q28: Why Are AT&T Broadband Employees Not Eligible to Participate in the Offer?

     A. AT&T Broadband employees will become employees of AT&T Comcast after the closing of the AT&T Comcast Transaction. Their AT&T options are being cancelled in connection with that transaction and will be replaced with options issued by AT&T Comcast. Therefore, because they will not be AT&T employees after and subject to the closing of the AT&T Comcast Transaction, their participation in this Offer would not further the compensatory purposes for which we are conducting this Offer. See Section 2. Furthermore, the terms of the Merger Agreement dated as of December 19, 2001 between AT&T and Comcast restrict our ability to allow AT&T Broadband employees to participate in the Offer.

Q29: Why Will Class J Options Be Exchanged for a Special Cash Payment and not
     Restricted Stock Units?

     A. The "all employee" grant was given to employees in recognition of their services; however, due to the decrease in the stock price, employees have not been able to realize the value of those awards. Therefore, we decided to give those employees immediate cash value in exchange for those options. Also, because a very small number of restricted stock units would be issued to each employee in exchange for the Class J Options, the Board determined that such grants would have little incentive or retentive impact on the employees, compared to an immediate cash award.

Q30: When Does the Offer Expire?

     A. The Offer expires on October 29, 2002, at 11:59 p.m., Eastern Time, unless we extend it. We may, in our discretion, extend the Offer at any time. If we extend the Offer, we will publicly announce the extension, which may be by company-wide announcement, no later than 9:00 a.m., Eastern Time, on October 30, 2002. See Section 15.

Q31: May I Withdraw Options I Have Previously Tendered?

     A. You may withdraw your previous tender of Eligible Options at any time before 11:59 p.m., Eastern Time, on October 29, 2002 (or if we extend the Offer beyond October 29, at any time before the extended expiration of the Offer) by delivering to us a Notice of Withdrawal using the same method you originally used to tender your options (that is, either electronically on the Offer Web Site or by regular mail, overnight delivery, or facsimile in accordance with the instructions in Section 3). If you submit a Notice of Withdrawal, you may still re-tender your options after withdrawing by delivering to us a new Letter of Transmittal and, if applicable, Restricted Stock Unit Award Agreement, in accordance with the instructions in the Letter of Transmittal, again using the same method you originally used to tender your options. See Section 4.

Q32: What Does the Board of Directors Think of This Offer?

     A. Although the Board has authorized this Offer, it recognizes that the decision to accept is an individual one that should be based on a variety of factors. As a result, you should consult with your personal advisors if you have questions about your financial or tax situation. Neither the Board nor the Committee is making a recommendation to employees as to whether or not to accept this Offer.

Q33: Is There Any Information Regarding AT&T That I Should Be Aware Of?

     A. Before making your decision you should carefully review the information about AT&T set forth in Section 9 of this document. This information includes an update on certain recent events affecting our business, certain financial information and explains where you can find additional information about us.

Q34: Who Can I Talk to if I Have Questions About the Offer?

     A. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR AUTHORIZATION AS HAVING BEEN AUTHORIZED BY US. See also Section 16.

     If you have questions about which of your stock options are eligible for the Offer or about the Offer Web Site, please contact our stock option recordkeeper, Salomon Smith Barney, between the hours of 8:00 a.m. and 6:00 p.m. Eastern Time, Monday through Friday, at:

     888-828-8678 (U.S.)
     212-615-7889 (outside the U.S.)

                                   THE OFFER

1. Number Of Restricted Stock Units; Amount Of Special Cash Payment; Expiration Date.

     AT&T is offering Eligible Employees (as defined below) the opportunity to receive restricted stock units (the "Restricted Stock Units"), which will represent the right to receive shares of our common stock upon vesting, in exchange for the following options to purchase shares of our common stock (excluding Class J Options, as defined below) granted under the Option Plans (as defined below):

          1. outstanding options having an exercise price per share of $16 or more but less than $17 (the "Class A Options");

          2. outstanding options having an exercise price per share of $17 or more but less than $18 (the "Class B Options");

          3. outstanding options having an exercise price per share of $18 or more but less than $20 (the "Class C Options");

          4. outstanding options having an exercise price per share of $20 or more but less than $25 (the "Class D Options");

          5. outstanding options having an exercise price per share of $25 or more but less than $30 (the "Class E Options");

          6. outstanding options having an exercise price per share of $30 or more but less than $35 (the "Class F Options");

          7. outstanding options having an exercise price per share of $35 or more but less than $40 (the "Class G Options");

          8. outstanding options having an exercise price per share of $40 or more but less than $45 (the "Class H Options"); and

          9. outstanding options having an exercise price per share of $45 or more (the "Class I Options") (collectively, the "Class A to I Options").

     AT&T is also offering Eligible Employees the opportunity to receive a special cash payment (the "Special Cash Payment") in exchange for outstanding options that were granted as the "1997 All Employee Stock Option Grant" (the "Class J Options" and, together with the Class A to I Options, the "Eligible Options").

     All Eligible Options were granted under the AT&T 1987 Long Term Incentive Program (the "1987 Plan") or the AT&T 1997 Long Term Incentive Program (as amended, the "1997 Plan" and together with the 1987 Plan, the "Option Plans").

     You are eligible to participate in the Offer ("Eligible Employees") if you
(i) hold Eligible Options, (ii) are an active employee of, or on an approved leave of absence from, AT&T or one of its subsidiaries (including AT&T Latin America) on both the date hereof and the Expiration Date (as defined below);
(iii) were hired by AT&T prior to February 19, 2002 (or have returned to AT&T from Concert after such date); (iv) are not an employee of AT&T Broadband or one of its subsidiaries on the date hereof and the Expiration Date; and (v) are not a senior executive of AT&T or an employee who is an E-level equivalent or higher with AT&T.

     If you decide to participate in this Offer, you must tender ALL of your Eligible Options. In addition, if you tender your Eligible Options, all stock options granted to you on March 28, 2002, April 26, 2002, May 30, 2002, June 28, 2002, or September 30, 2002 ("Restricted Options") will be cancelled and forfeited without exchange or replacement.

     You may tender your Eligible Options at any time prior to 11:59 p.m., Eastern Time, on October 29, 2002 (or any later expiration date if we extend the Offer) by following the procedures listed in Section 3.

     We are making this offer upon the terms and subject to the conditions described in this Offer to Exchange and the related Letter of Transmittal (together, the "Offer"). We will not accept options for exchange unless each of the Letter of Transmittal and the Restricted Stock Unit Award Agreement is properly returned in accordance with the instructions set forth in Section 3 before the Offer expires on the Expiration Date.

     The Restricted Stock Units, described further in this Offer to Exchange, represent the right to receive shares of our common stock upon vesting and are subject to forfeiture and other restrictions until they vest. The Restricted Stock Units will be subject to the terms of a Restricted Stock Unit Award Agreement between each tendering option holder and us. The number of Restricted Stock Units that you receive with respect to your Class A to I Options will be determined by (i) dividing (a) the number of options you tender in each class by (b) the exchange factor for that class (as set forth below), and (ii) adding the number of Restricted Stock Units for all of such classes (rounded to the nearest whole share). The exchange factor for each such class is listed in the following table:

    Class of Option         Range Of Exercise Prices            Exchange Factor
    ---------------      -----------------------------          ---------------

        Class A          $16 or more but less than $17                3.5

        Class B          $17 or more but less than $18                 4

        Class C          $18 or more but less than $20                 5

        Class D          $20 or more but less than $25                 6

        Class E          $25 or more but less than $30                10

        Class F          $30 or more but less than $35                12

        Class G          $35 or more but less than $40                15

        Class H          $40 or more but less than $45                20

        Class I          $45 or more                                  30

     The amount of the Special Cash Payment that you will receive if you tender Class J Options will be determined by (i) dividing (a) the number of Class J Options you tender by (b) the exchange factor for Class J Options, which is 0.5, and (ii) multiplying the result by One U.S. Dollar ($1.00), rounded up or down to the nearest whole cent. There is no vesting period for the Special Cash Payment, which will be paid to you promptly following the expiration of this Offer through our normal payroll services. We will deduct from your Special Cash Payment the amount necessary to satisfy your withholding tax obligation.

     To give you a sense of how the Offer to Exchange will work, here are two examples:

     1. If you tender 1,999 Class G Options with an exercise price per share of $35, and 475 Class A Options with an exercise price per share of $16.50, then:

          o    with respect to your Class G Options:

               o    the number of your Class G Options (1,999) is divided by

               o the exchange factor for Class G of 15 (i.e., 15 options surrendered for every 1 restricted stock unit awarded),

               o resulting in 133.2667 Restricted Stock Units to be granted in exchange for your Class G Options; and

          o    with respect to your Class A Options:

               o    the number of your Class A Options (475) is divided by

               o the exchange factor for Class A of 3.5 (i.e., 3.5 options surrendered for every 1 restricted stock unit awarded),

               o resulting in 135.7143 Restricted Stock Units to be granted in exchange for your Class A Options; and

          o you receive a total of 269 Restricted Stock Units (the sum of 133.2667 + 135.7143 = 268.9810, rounded to 269).

     2. If you tender 150 Class J Options (regardless of the exercise price), then:

          o    the number of your Class J Options (150) is divided by

          o    the exchange factor for Class J of 0.5, and

          o    the result is multiplied by One U.S. Dollar (U.S. $1.00); and

          o the amount of your Special Cash Payment is $300.00 (less applicable withholding).

     You may obtain a summary of your Eligible Options on the web site maintained for this offer (www.aststockplan.com) or, if you do not have web access, you may review your stock options account on the Salomon Smith Barney voice response system by calling 888-828-8678 (in the U.S.) or 212-615-7889 (outside the U.S.).

     You will not be required to pay cash for the Restricted Stock Units or the shares of common stock you receive as a result of the vesting of the Restricted Stock Units. However, as further discussed in Sections 13 and 14, there are tax consequences upon the vesting of the Restricted Stock Units and payment of the Special Cash Payment that may require you to satisfy your withholding tax obligations.

     You may tender options at any time prior to 11:59 p.m. Eastern Time, on October 29, 2002 (or any later expiration date if we extend the Offer) by completing the Letter of Transmittal and, if you are tendering Class A to I Options, the Restricted Stock Unit Award Agreement in accordance with the instructions in Section 3.

     The term "Expiration Date" means 11:59 p.m., Eastern Time, on October 29, 2002, or such later date to which we extend the Offer in our discretion. See
Section 15 for a description of our rights to extend, terminate and amend the Offer and Section 6 for a description of our rights to accept or reject all options that are properly tendered.

2.   Purpose of the Offer.

     We are making this Offer to compensate our employees for their services, to enhance the retentive and incentive impact of outstanding equity compensation awards, and to advance further our corporate philosophy of employees as owners by reducing the number of stock options currently outstanding in order to be able to grant different types of incentive awards.

     We remain committed to the concept of employees as owners because we believe that it helps us attract and retain the very best people and aligns the interests of our employees with those of our stockholders. However, many of our outstanding options have exercise prices that are significantly higher than the current market price of our common stock. We feel that the existing underwater options do not advance this goal.

     Additionally, the Eligible Options were granted when AT&T was a composition of businesses that no longer exist. We believe that granting awards based on today's business will more closely align the interests of our employees to those of our stockholders. Continuing to rely on employee incentives that are disconnected from our current business and operating environment is not practical and will continue to have a negative influence on our ability to retain key employees.

     AT&T currently has a large number of stock options outstanding relative to the total number of shares of common stock outstanding, and this ratio will significantly increase after the AT&T Comcast Transaction, which would prevent us from having the flexibility to grant incentive equity awards to employees.

     For these reasons, we felt it appropriate at this time to make this Offer in order to compensate our employees and create a renewed opportunity for employees to realize future benefit from their equity awards.

     ALTHOUGH OUR BOARD OF DIRECTORS HAS AUTHORIZED THIS OFFER, IT RECOGNIZES THAT THE DECISION TO ACCEPT IS AN INDIVIDUAL ONE THAT SHOULD BE BASED ON A VARIETY OF FACTORS. ACCORDINGLY, YOU SHOULD CONSULT WITH YOUR PERSONAL ADVISORS IF YOU HAVE QUESTIONS ABOUT YOUR FINANCIAL OR TAX SITUATION. NEITHER THE BOARD OF DIRECTORS NOR THE COMPENSATION AND EMPLOYEE BENEFITS COMMITTEE IS MAKING A RECOMMENDATION TO EMPLOYEES AS TO WHETHER OR NOT TO ACCEPT THIS OFFER.

3.   Procedures; Acceptance of Options.

     Proper Tender of Options. If you decide to tender your options, you must return to us a properly completed Letter of Transmittal and, if you are tendering Class A to I Options, Restricted Stock Unit Award Agreement either
(i) electronically on the Offer Web Site (www.aststockplan.com), or (ii) by regular mail, overnight delivery, or facsimile to the address or facsimile number set forth below:

     If by Regular Mail:
             AT&T Pension Service Center
             P.O. Box 770
             Arlington Heights, IL  60006-0770

     If by Overnight Mail:
             AT&T Pension Service Center
             1701 Golf Road
             Tower 2 Suite 200
             Rolling Meadows, IL  60008

     If by Facsimile, to AT&T at fax number 847-806-4663

     To validly tender your options, you must deliver your properly completed Letter of Transmittal and, if applicable, Restricted Stock Unit Award Agreement so that we RECEIVE them no later than 11:59 p.m., Eastern Time, on the Expiration Date.

     If you use the Offer Web Site to participate, you will receive by electronic mail a confirmation of receipt that will list the number of Eligible Options that you have tendered. Otherwise, you will receive by regular mail a confirmation of receipt. Any confirmation of receipt will only confirm that your submission was received and is not and should not be construed as acceptance of your options. We recommend that you keep a copy of your completed Letter of Transmittal and, if applicable, Restricted Stock Unit Award Agreement.

     We will be deemed to have accepted Eligible Options that are validly tendered and not properly withdrawn if and when we give a written notice to option holders of our acceptance of such options promptly following the Expiration Date. Promptly after we accept the options that have been tendered, we will notify employees through company announcement. Employees with company email addresses will also receive a notice from AST StockPlan of our acceptance of the options tendered and describing how to view data online through the Offer Website. Employees who do not have company email will receive a similar notice by regular mail.

     You should review carefully the Offer to Exchange, the Letter of Transmittal and the Restricted Stock Unit Award Agreement before making your decision. Copies of these documents have been provided to you by electronic mail or paper delivery, as applicable. All these documents also are posted on the Offer Web Site.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING LETTERS OF TRANSMITTAL, IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURE YOUR PACKAGE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY PRIOR TO THE EXPIRATION OF THE OFFER. IF YOU DELIVER THE LETTER OF TRANSMITTAL ELECTRONICALLY ON THE OFFER WEB SITE, WE RECOMMEND THAT YOU CONFIRM THAT YOU HAVE RECEIVED A CONFIRMATION OF RECEIPT; IF YOU DO NOT RECEIVE A CONFIRMATION OF RECEIPT, PLEASE CALL SALOMON SMITH BARNEY AT 888-828-8678 (WITHIN THE U.S.) OR 212-615-7889 (OUTSIDE THE U.S.) TO RECEIVE A CONFIRMATION.

     Procedures for Tendering Options on the Offer Web Site. You may find it more convenient to complete and return the required documents electronically on the Offer Web Site. You will receive a notice from AST StockPlan (via email with a sender address of ATTpinEmail@aststockplan.com if you have a company email address or regular mail if you do not) with instructions on how to access the Offer Web Site to review documents and tender options electronically. The Offer Web Site will include a table that summarizes your Eligible Options. Below this table, you may click "Check to Register All/Uncheck to Unregister All" and then click "Register Election" indicating that you wish to tender all Eligible Options. Prior to confirming the tender of your Eligible Options on the Offer Web Site, you will be asked to confirm that you have read this Offer to Exchange, the Letter of Transmittal, and the Restricted Stock Unit Award Agreement and agree to accept the terms of the Offer. After confirming this information, you will be asked to confirm the options to be tendered by you.

     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options or retained options, and the validity, form, eligibility (including time of receipt) and acceptance of letters of transmittal, notices of withdrawal, and Restricted Stock Unit Award Agreements. Our determination of these matters will be final and binding on all parties. We may reject any Letter of Transmittal, Notice of Withdrawal, Restricted Stock Unit Award Agreement or options tendered to the extent that we determine they were not properly delivered or to the extent that we determine it is unlawful to accept the tendered options. We may waive any defect or irregularity in any Letter of Transmittal, Notice of Withdrawal or Restricted Stock Unit Award Agreement with respect to any particular options or any particular option holder. No options will be properly tendered until all defects or irregularities have been cured by the option holder tendering the options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any options, and no one will be liable for failing to give notice of any defects or irregularities.

     Our Acceptance Constitutes an Agreement. By returning your completed Letter of Transmittal and, if you are tendering Class A to I Options, the Restricted Stock Unit Award Agreement in accordance with the procedures described above and in the Letter of Transmittal, you will have accepted the terms and conditions of the Offer. Subject to the conditions set forth in
Section 6, our acceptance of Eligible Options that are properly tendered and your Letter of Transmittal and Restricted Stock Unit Award Agreement properly returned will form a binding agreement between us and you on the terms and subject to the conditions of this Offer effective as of the Expiration Date.

     Effect on Existing Options. If you tender none of your Eligible Options, all of your existing options and the option agreement(s) evidencing your options will continue in effect on their existing terms and conditions. If you tender your Eligible Options, upon our acceptance of options tendered in this Offer, the option agreement(s) evidencing the grant of those options will be deemed null and void and those options will be cancelled. Additionally, if you tender your Eligible Options, upon our acceptance of options tendered in this Offer, any options granted to you on March 28, 2002, April 26, 2002, May 30, 2002, June 28, 2002, or September 30, 2002 will be cancelled and forfeited without exchange or replacement and the option agreement(s) evidencing the grant of those options will be deemed null and void.

     Questions about the Offer. You should direct questions about your eligible stock options applicable to this offer, requests for assistance in identifying eligible stock options, or Offer Web Site questions to the stock option recordkeeper, Salomon Smith Barney, at 888-828-8678 (U.S.) or 212-615-7889 (outside the U.S.). Also see the question and answer section to this Offer for other questions.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE

ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR AUTHORIZATION AS HAVING BEEN AUTHORIZED BY US.

4.   Withdrawal Rights.

     You may only withdraw options you have previously tendered by following the procedures described in this Section 4. You may withdraw your options (i) at any time before the Expiration Date or (ii) after November 12, 2002 if by such date we have not accepted the options that have been tendered, in accordance with Rule 13e-4(f)(2) of the Securities Exchange Act of 1934 (the "Exchange Act").

     If you tender your Eligible Options, but before the Expiration Date you want to withdraw your tender, you must withdraw all your Eligible Options. Similarly, if you have withdrawn your tender, and before the Expiration Date you want to re-accept the Offer and exchange your Eligible Options, you must properly re-tender all your Eligible Options in accordance with the procedures set forth in Section 3.

     In order to withdraw your tender, you must do so using the same delivery method as you used to tender the options. If you previously tendered the options electronically, and you wish to withdraw your election, you MUST withdraw the tendered Eligible Options electronically on the Offer Web Site. If you previously tendered the options by regular mail, overnight or facsimile, and you wish to withdraw your election, you MUST deliver the Notice of Withdrawal by regular mail, overnight delivery, or facsimile in accordance with the instructions in Section 3 on or prior to the Expiration Date. Such delivery is subject to the same assumption of risk as set forth in Section 3 above.

     Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal or new Letter of Transmittal, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal and new letters of transmittal. Our determinations of these matters will be final and binding.

5. Acceptance of Options for Cancellation; Issuance of Restricted Stock Units; Payment of Special Cash Payment.

     On the terms and subject to the conditions of this Offer, if we accept all properly tendered Eligible Options in accordance with Section 6, we will accept for exchange and will cancel all Eligible Options properly tendered and not validly withdrawn before the Expiration Date, as well as cancel all Restricted Options. If you are tendering Class A to I Options, no Letter of Transmittal will be accepted unless the Restricted Stock Unit Award Agreement is returned to us in accordance with the instructions in the Letter of Transmittal. The effective grant date for the Restricted Stock Units will be the Expiration Date, unless, in accordance with the conditions set forth in Section 6, we reject all options that are tendered.

     If you tender Class A to I Options, the Restricted Stock Unit Award will be for the total number of Restricted Stock Units that you will receive in exchange for the Class A to I Options based on the applicable exchange factor. To the extent that we accept the Eligible Options that you tender, the option agreement(s) evidencing the options tendered will be deemed null and void.

     If you tender Class J Options, the Special Cash Payment will be paid to you promptly following the Expiration Date through our normal payroll services. We will deduct an amount from your Special Cash Payment to satisfy your withholding tax obligation.

     If you tender any Eligible Options, any options granted to you on March 28, 2002, April 26, 2002, May 30, 2002, June 28, 2002, or September 30, 2002
will be cancelled and forfeited without exchange or replacement, and the option agreement(s) evidencing those options will be deemed null and void.

     We will be deemed to have accepted Eligible Options that are validly tendered and not properly withdrawn if and when we give a written notice to option holders of our acceptance of such options promptly following the Expiration Date. Promptly after expiration of the Offer, and subject to the conditions set forth in Section 6, you will be notified by electronic mail or other means a written communication that the Offer expired and your options were accepted. We will make available on the Offer Web Site the number of Restricted Stock Units you were granted and the amount of your Special Cash Payment. AST will deliver an electronic mail to notify you when this information is posted on the Offer Web Site (and at that time you will receive an email from AST regarding who you may contact to receive this information). For those of you without access to electronic mail, we will send you the information by paper delivery. Our communication to you indicating our acceptance will form a binding agreement between you and us.

6.   Conditions of the Offer.

     Promptly following the Expiration Date (which will be October 29, 2002 at 11:59 p.m., Eastern Time, unless we extend it), subject to satisfaction of conditions set forth below, we will accept all options that are properly tendered. If the conditions set forth below are not satisfied, we may reject all (but not less than all) options that are properly tendered. If we reject all options that are tendered, we will promptly communicate such rejection to all holders of Eligible Options, and you will keep all your current options and you will not receive any Restricted Stock Units or Special Cash Payment.

     We will not be required to accept for exchange any options tendered and may terminate or amend the Offer or may postpone the acceptance for exchange any options tendered, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the commencement of the Offer and before the Expiration Date any of the following events shall have occurred (or shall have been determined by us to have occurred) and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by us), the occurrence of such event or events makes it inadvisable to proceed with the Offer or with such acceptance for exchange:

          (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly:

               (i) challenges the making of the Offer, the acquisition of any or all of the options pursuant to the Offer, the exchange of Restricted Stock Units for such options, or otherwise relates in any manner to the Offer; or

               (ii) in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

          (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

               (i) make the acceptance for exchange of any or all of the options illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

               (ii) delay or restrict the ability of us, or render us unable, to accept for exchange any or all of the options;

               (iii) materially impair the contemplated benefits of the Offer to us; or

               (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, taken as whole, or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries;

          (c) there shall have occurred:

               (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

               (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

               (iii) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

               (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States;

               (v) any decrease below $8.00 per share, or any increase above $16 per share, in the market price of the shares of our common stock, or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operations or prospects or on the trading in our common stock;

               (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

               (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, other than the AT&T Comcast Transaction, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that (i) any person, entity or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of common stock (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration
     Date); (ii) any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of common stock; or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of their respective assets or securities;

          (e) any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or our subsidiaries that, in our reasonable judgment, is or may be material to us or our subsidiaries; or

          (f) the Merger Agreement dated as of December 19, 2001 between AT&T and Comcast shall no longer be in full force and effect.

     The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration of the Offer. We may waive them, in whole or in part, at any time and from time to time prior to the expiration of the Offer, in our discretion, whether or not we waive any other condition to the Offer. In the event that we waive a condition for any particular option holder, we will waive such condition for all option holders. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other. Any determination that we make concerning the events described in this Section 6 will be final and binding upon all interested persons, including you.

7.   Price Range of Our Common Stock.

     AT&T common stock is listed for trading on the New York Stock Exchange under the trading symbol "T." The following table sets forth, for the periods indicated, the high and low sales prices per share of AT&T common stock on the New York Stock Exchange, as adjusted to reflect the July 2001 split-off of AT&T Wireless based on the percentage allocation at the time of the split-off. For current price information, you are urged to consult publicly available sources.

                                                           High           Low
                                                           ----           ---
     2000
        First Quarter...............................      $47.37        $34.41
        Second Quarter..............................       45.67         24.27
        Third Quarter...............................       27.33         21.16
        Fourth Quarter..............................       23.30         12.81

     2001
        First Quarter...............................      $19.53        $13.40
        Second Quarter..............................       18.07         15.39
        Third Quarter...............................       21.46         16.50
        Fourth Quarter..............................       20.00         14.75

     2002
        First Quarter...............................      $19.25        $14.18
        Second Quarter..............................       15.85          9.09
        Third Quarter (through September 9).........       12.85          8.20

     As of September 9, 2002, the closing price of our common stock, as reported by the New York Stock Exchange, was $12.30 per share. As of July 31, 2002, there were approximately 3,845,513,811 shares of our common stock outstanding.

     We recommend that you obtain current market quotations for our common stock before deciding whether to tender your options for exchange.

8.   Source and Amount of Consideration; Terms of Restricted Stock Units.

     Consideration. If you tender Eligible Options, you will receive Restricted Stock Units and/or the Special Cash Payment. If you tender Class A to I Options, the number of Restricted Stock Units that you receive will be determined by (i) dividing (a) the number of options you tender in each class by (b) the exchange factor for that class (as set forth below), and (ii) totaling the results for all of those classes (rounded to the nearest whole share). A description of the Class A to I Options and the related exchange factors are set forth in Section 1. If you tender Class J Options, you will receive a Special Cash Payment (less applicable withholding) equal to a dollar amount obtained by dividing the number of Class J Options you tender by 0.5, and multiplying that result by One U.S. Dollar (U.S. $1.00) (rounded up or down to the nearest cent). The source of the cash will be from existing cash on hand.

     As of August 1, 2002, there were issued and outstanding options to purchase 116,677,796 shares of our common stock that were eligible to participate in this Offer.

     Terms of Restricted Stock Units. If you tender Class A to I Options, you will receive Restricted Stock Units issued under the 1997 Plan. The Restricted Stock Units will be subject to all the terms and conditions of the 1997 Plan. Our statements concerning the 1997 Plan and the Restricted Stock Units are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the 1997 Plan and the Restricted Stock Unit Award Agreement between you and us. The 1997 Plan and the form of Restricted Stock Unit Award Agreement have been filed as exhibits to our Tender Offer Statement on Schedule TO which has been filed with the Securities and Exchange Commission.

     The maximum number of shares that may be granted under the 1997 Plan is currently 333.7 million shares (subject to adjustment in the event of certain changes in corporate structure); provided that on each January 1 following the date hereof throughout the term of the 1997 Plan (which expires in 2004), the number of shares authorized under the 1997 Plan will increase by an amount equal to 1.75% of the number of shares of AT&T common stock outstanding on such January 1. As of March 31, 2002, 43.1 million shares were available for awards under the 1997 Plan, of which 24.4 million shares were available for awards other than stock options.

     Each Restricted Stock Unit will be subject to forfeiture, deferred vesting and other restrictions until the applicable vesting date. The Restricted Stock Units may not be sold, transferred, pledged or assigned and will not entitle you to vote or receive dividends, notice of meetings, or other materials provided to AT&T stockholders until the Restricted Stock Units vest and you receive shares of our common stock. When the Restricted Stock Units vest, you will receive the related shares of common stock, at which time you will be entitled to voting and other rights associated with ownership of our common stock and may transfer or sell the shares, subject to applicable securities laws.

     Vesting. So long as you remain employed with AT&T or its subsidiaries, the Restricted Stock Units will vest in three annual installments with the first twenty-five percent (25%) vesting on November 1, 2003; the second twenty-five (25%) vesting on November 1, 2004; and the remaining fifty percent (50%) vesting on November 1, 2005. On November 1, 2005, the Restricted Stock Units will be fully vested. EVEN IF YOUR OPTIONS ARE NOW PARTIALLY OR FULLY VESTED, THE RESTRICTED STOCK UNITS YOU RECEIVE WILL BE SUBJECT TO VESTING OVER THIS THREE-YEAR PERIOD. YOU WILL NOT BE GIVEN CREDIT FOR VESTING AS A RESULT OF SERVICE WITH AT&T PRIOR TO THE DATE THE RESTRICTED STOCK UNITS ARE GRANTED. IN ADDITION, IF THE OPTIONS YOU TENDER WERE SUBJECT TO SPECIAL VESTING ARRANGEMENTS, INCLUDING (BUT NOT LIMITED TO) ACCELERATED VESTING UNDER ANY CIRCUMSTANCES DESCRIBED IN YOUR EMPLOYMENT OFFER LETTER OR ELSEWHERE, THOSE SPECIAL VESTING ARRANGEMENTS WILL NOT APPLY TO THE RESTRICTED STOCK UNITS.

     The Restricted Stock Units also may vest early upon the occurrence of certain events described below. However, no Restricted Stock Units will vest for any reason until the later of (i) the effective date of the AT&T Comcast Transaction and (ii) April 1, 2003 (the "Deferred Vesting Date"); provided that if the AT&T Comcast Transaction has not become effective by November 1, 2003, the "Deferred Vesting Date" shall be November 1, 2003.

     Forfeiture. Any unvested Restricted Stock Units will be forfeited in the following circumstances:

          (i) you voluntarily resign before reaching Retirement (as defined below);

          (ii) AT&T terminates your employment due to cause or misconduct;

          (iii) AT&T terminates your employment without cause (other than in the circumstances set forth below that provide for early vesting) before you have reached Retirement; or

          (iv) you are transferred to AT&T Broadband.

In any such case, if any portion of your Restricted Stock Units have vested prior to the date of termination, you will be entitled to keep the related shares that were distributed to you at vesting.

     Early Vesting. You will be entitled to early vesting of all or a portion of your Restricted Stock Units in the following circumstances:

          (i) Termination after Meeting Certain Age and Service Criteria. If you voluntarily resign, or AT&T involuntarily terminates you without cause (other than in the circumstances described in the next paragraph), in either case after you have met the age and service criteria set forth in the table below ("Retirement"), the portion of your Restricted Stock Units scheduled to vest on the next scheduled vesting date (or, if your date of termination is on a vesting date, the portion scheduled to vest on such date) will vest on the later of the Deferred Vesting Date or your termination date.

                           Age           AT&T Service
                         -------         ------------
                         Any Age           30 years
                           50              25 years
                           55              20 years
                           65              10 years

          (ii) Termination Under a Company Approved Force Management Program or Due to Sale, Divestiture or Outsourcing. If AT&T terminates your employment pursuant to a company-approved force management program or due to a sale or divestiture of your business unit (other than the AT&T Comcast Transaction) or outsourcing of your position, all of your Restricted Stock Units will vest on the later of the Deferred Vesting Date or your termination date.

          (iii) Change in Control. Upon a change in control (as defined in the 1997 Plan), all of your Restricted Stock Units will immediately vest and the shares related to the Restricted Stock Units will be distributed to you. It is important to note that the AT&T Comcast Transaction is not a change in control as defined in the 1997 Plan. You should also note that your Restricted Stock Units may not fully vest if you are terminated after the announcement of a transaction which would constitute a change in control but before the completion of that transaction.

          (iv) Death or Disability. In the event of your death or disability, all of your Restricted Stock Units will vest on the later of the Deferred Vesting Date or your termination date.

     Stock Certificates. Your Restricted Stock Units will be evidenced by the Restricted Stock Unit Award Agreement between you and us. As the Restricted Stock Units vest as described above, the shares of common stock relating to the vested portion of the Restricted Stock Units will be distributed to you by electronic deposit into a book entry account for you with our transfer agent (less any shares withheld to satisfy your withholding tax obligations). You only will receive a stock certificate for the shares in your book entry account upon a request from you to the transfer agent following the establishment of such account.

     Tax Consequences. You should refer to Section 13 for a discussion of the material U.S. federal tax consequences of the acquisition and vesting of Restricted Stock Units for U.S. citizens and residents.

We recommend that you consult with your own tax advisor to determine the tax consequences of your participation in the Offer.

     Also please see Section 14 for a general discussion of certain tax consequences for non-U.S. employees. These may differ from, and may be more adverse to you, than if you were a U.S. citizen or resident. We recommend that you consult with your own tax advisor to determine the tax and social insurance contribution consequences, if any, of participating in the Offer under the laws of the country in which you live and/or work.

     Registration Of Shares. All shares to be distributed when the Restricted Stock Units vest have been registered under the Securities Act of 1933 (the "Securities Act") on registration statements on Form S-8 filed with the SEC. A copy of the prospectus for the 1997 Plan will be included on the Offer Web Site. Unless you are considered an "affiliate" of AT&T, upon vesting you will be able to sell your shares related to the Restricted Stock Units free of any transfer restrictions under applicable securities laws.

9.   Information About AT&T

     AT&T was incorporated in 1885 under the laws of the State of New York and has its principal executive offices at 295 North Maple Avenue, Basking Ridge, New Jersey 07920 (telephone number 908-221-2000).

     AT&T is among the world's communications leaders, providing voice, data and video communications services to large and small businesses, consumers and government entities. AT&T and its subsidiaries furnish domestic and international long distance, regional, and local communications services, cable (broadband) television and Internet communications services. AT&T also provides directory and calling card services to support its communications business. AT&T's primary lines of business are its Business Services Group; Consumer Services Group; and Broadband Services Group.

     On October 25, 2000, AT&T announced a restructuring plan to be implemented by various independent actions designed to fully separate, or issue separately tracked stocks intended to reflect the financial performance and economic value of, each of AT&T's four major operating units: Broadband Services, Business Services, Consumer Services and Wireless Services. AT&T completed the split-off of AT&T Wireless Services, Inc. as a separate, independently traded company on July 9, 2001. On December 19, 2001, AT&T and Comcast Corporation ("Comcast") announced an agreement to combine AT&T Broadband with Comcast (the "AT&T Comcast Transaction"). Subject to the terms and conditions of the agreement, AT&T will spin-off AT&T Broadband, which immediately thereafter will merge with a wholly owned subsidiary of a new company called AT&T Comcast Corporation (the "AT&T Comcast"). Simultaneously, Comcast will also merge with a wholly owned subsidiary of AT&T Comcast.

     On May 14, 2002, AT&T filed with the SEC a proxy seeking shareholder approval of, among other things, the AT&T Comcast Transaction and the AT&T Comcast charter proposal, including the corporate governance provisions contained in the AT&T Comcast charter described in the proxy.

     On July 10, 2002, the shareholders of AT&T and Comcast separately approved the AT&T Comcast Transaction, the AT&T Comcast charter proposal, a one-for-five reverse stock split, and the creation of a consumer services tracking stock. The purpose of the reverse stock split is to adjust the price of AT&T common stock upward following completion of the various transactions to effect AT&T's restructuring plan. AT&T has not yet determined the timing, if any, of a distribution of the tracking stock. A decision on a distribution will depend on market conditions and other factors.

     The completion of the restructuring transactions remains subject to regulatory and other approvals.

     Recent Developments. On August 19, 2002, AT&T and Comcast announced that they had reached an agreement with AOL Time Warner to restructure the Time Warner Entertainment ("TWE") partnership in a way that allows for the orderly and timely sale of AT&T's stake in TWE.

     Under this agreement, AT&T Comcast will assume AT&T's interest in TWE upon the closing of the AT&T Comcast Transaction. For its 27.64% stake in TWE, AT&T Broadband will receive $2.1 billion in cash, $1.5 billion in common stock of AOL Time Warner Inc., valued as of the time of closing, and a 21% equity interest in a new cable company serving about 10.8 million subscribers.

     The boards of all three companies have approved the restructuring agreement, which will require certain regulatory approvals and is expected to close in the first half of 2003. AT&T and Comcast continue to expect the AT&T Comcast Transaction to close by the end of 2002. The TWE restructuring is not conditioned on the closing of the AT&T Comcast Transaction.

     Financial Information. Before deciding to participate in the Offer, we encourage you to review the financial information included on pages 91 through 167 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and pages 2 through 27 in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, incorporated herein by reference.

     Summarized Historical Consolidated Financial Information. The consolidated income statement data below for the years ended December 31, 2001 and 2000, and the consolidated balance sheet data at December 31, 2001 and 2000, were derived from our audited consolidated financial statements incorporated by reference herein. The remaining data was derived from our unaudited consolidated financial statements incorporated by reference herein.

                                                                    For the Six Months        For the Years Ended
                                                                       Ended June 30,            December 31,
                                                                    -------------------      ---------------------
                                                                      2002       2001          2001          2000
                                                                    --------   --------      --------     --------
                                                                                                  (unaudited)
                                                                   (dollars in millions, except per share amounts)
Income Statement Data:
Revenue.......................................................      $ 24,088   $ 26,738      $ 52,550     $ 55,533
Operating (loss) income.......................................       (13,691)     2,178         3,754        4,228
(Loss) income from continuing operations before
extraordinary gain and cumulative effect of accounting
changes.......................................................       (12,909)    (3,356)       (6,842)       4,133
Net (loss) income attributable to common shareowners..........       (13,805)    (2,799)        6,983        4,669
Net Income Attributable to Common Shareowners:
  AT&T Common Stock Group:
   (Loss) income..............................................       (13,805)      (557)        9,114        3,105
   (Loss) earnings per basic share............................         (3.84)     (0.15)         2.50         0.89
   (Loss) earnings per diluted share..........................         (3.84)     (0.15)         2.50         0.88
  AT&T Wireless Group:
   Income.....................................................            --         35            35           76
   Earnings per basic and diluted share.......................            --       0.08          0.08         0.21
  Liberty Media Group:
   (Loss) income..............................................            --     (2,277)       (2,166)       1,488
   (Loss) earnings per basic and diluted share................            --      (0.88)        (0.84)        0.58

                                                                         At June 30,           At December 31,
                                                                         -----------        ---------------------
                                                                            2002              2001         2000
                                                                          --------          --------     --------
                                                                         (unaudited)
                                                                      (dollars in millions, except per share amounts)
Balance Sheet Data:
Current assets......................................................      $ 16,544          $ 22,528     $ 14,720
Noncurrent assets...................................................       121,351           142,754      219,640
Current liabilities.................................................        20,213            25,427       47,975
Noncurrent liabilities..............................................        68,805            79,895       73,636
Minority interest (1)...............................................         6,122             8,280        9,551
Book value per share................................................         11.12             14.59        11.94

(1) Minority interest includes Company-Obligated Convertible Quarterly Income Preferred Securities of Subsidiary Trust Holding Solely Subordinated Debt Securities of AT&T of $4,725, $4,720 and $4,710 at June 30, 2002, December 31, 2001, and December 31, 2000, respectively.

     See Section 17 for instructions on how you can obtain copies of our filings with the Securities and Exchange Commission, including our filings that contain our financial statements.

10. Interests of Directors and Officers; Transactions and Arrangements About the Options.

     Information about the members of our Board of Directors (the "Board") and our executive officers, who are not eligible to participate in the Offer, is attached to this Offer to Exchange as Schedule A. For information with respect to the beneficial ownership by our directors and executive officers of our common stock, please refer to our 2002 Annual Proxy Statement, incorporated herein by reference.

     As of September 4, 2002, our executive officers and directors as a group beneficially held options outstanding under our option plans to purchase a total of 19,295,074 shares of our common stock.

     Based upon our records and upon information provided to us by our directors, executive officers, associates and subsidiaries, neither we nor, to the best of our knowledge, any of our directors or executive officers of any of our subsidiaries nor any associates or subsidiaries of any of the foregoing, has effected any transactions in our common stock or stock options during the 60 days prior to the date hereof, other than (i) the grant of an option to purchase 6000 shares of our common stock to each non-employee member of the Board on July 10, 2002, (ii) routine purchases by our executive officers who participate in the Employee Stock Purchase Plan or the AT&T Stock Fund in our savings plans, and (iii) as set forth on Schedule A.

     Our Board of Directors (the "Board") has authorized the grant of stock options to purchase approximately 32 million shares in the aggregate to approximately 400 of our senior executives and employees who are E-level equivalent or higher with AT&T (other than employees who are expected to join AT&T Comcast in connection with the closing of the AT&T Comcast Transaction or who have previously announced their intention to leave AT&T). The purpose of this grant is to create a substantial and meaningful long-term, equity incentive for executives who are expected to be employed by AT&T after the AT&T Comcast Transaction. These individuals will retain all of their existing stock option awards and are not eligible to participate in this Offer. We expect that this grant will be made before the Expiration Date of the Offer.

     Except for outstanding options to purchase common stock and restricted stock awards granted from time to time to certain of our employees (including executive officers) and non-employee directors pursuant to our equity compensation plans, and except as set forth in this Offer to Exchange, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

11. Status of Options Accepted for Cancellation by Us in the Offer; Accounting Consequences of the Offer.

     Upon communication of this Offer, all Eligible Options will be treated for financial reporting purposes as variable awards. The Eligible Options that we accept for tender in connection with the Offer will be cancelled, and Restricted Stock Units will be issued. Variable accounting will cease on the cancelled options; however, the fair market value of the shares of our common stock related to the Restricted Stock Units will be recorded as a non-cash compensation expense over the vesting period. The Eligible Options that are not tendered in this Offer will continue to be treated as variable awards for financial reporting purposes until those options are exercised, forfeited, or expire.

     The Special Cash Payment made in exchange for Class J Options will be recorded as a cash compensation charge.

12.  Legal Matters; Regulatory Approvals.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the Offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged options and to issue Restricted Stock Units is subject to the conditions described in Section 6.

13.  Material U.S. Tax Consequences.

     The following is a general summary of the material federal tax consequences of the Offer to U.S. citizens and residents. This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof. This summary does not discuss all the federal tax consequences that may be relevant to you in light of your particular circumstances and is not intended to be applicable in all respects to all categories of option holders. This summary does not address tax that may be due upon the subsequent sale of shares you receive when the Restricted Stock Units vest or in connection with dividends paid with respect to such shares, if any.

     YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO YOUR INDIVIDUAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

     General. There are no immediate tax consequences when you tender your options in the Offer. You will recognize ordinary income when your Special Cash Payment is paid. In addition, when your Restricted Stock Units vest (and the related shares of common stock are distributed to you), you will recognize ordinary income equal to the fair market value of the shares distributed to you. We will determine the fair market value of the shares based on the average of the high and low prices of our common stock on the New York Stock Exchange on the date the shares are distributed to you or, if no sales are reported on that date, in accordance with applicable tax law.

     The ordinary income resulting from the Special Cash Payment and/or the vesting of the Restricted Stock Units (and the related distribution of shares) will be reflected in the Form W-2 reported to the Internal Revenue Service for the year in which the payment and/or vesting occurs.

     Withholding Taxes. At the time you recognize ordinary income on the Special Cash Payment and/or the vesting of the Restricted Stock Units (and the distribution of the corresponding shares), you will have an income and payroll withholding tax obligation with respect to that income, much like the obligation that arises when we pay you your salary or a bonus. We expect to utilize a portion of the cash payment and/or the shares otherwise distributable to you to satisfy your withholding tax obligation. The withholding of shares will be in accordance with the 1997 Plan and the Restricted Stock Unit Award Agreement, which will provide that AT&T may deduct or cause to be deducted from, or collect or cause to be collected, any taxes required by law to be withheld or paid with respect to your Restricted Stock Units. By participating in the Offer and returning to us the completed Letter of Transmittal, you agree to the above actions to pay withholding taxes.

     The income tax withholding may be insufficient to cover your final income tax liability with respect to the Special Cash Payment and/or the share distribution. You should consult with your own tax advisor to determine whether you should make estimated tax payments for the year of the cash payment and/or share distribution.

14.  International Tax Consequences.

     The following is a general summary of the tax consequences of participating in the Offer for non-U.S. employees, which may differ from and be more adverse than the tax consequences to a U.S. citizen or resident. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. These summaries are limited to the tax consequences of the Offer and the initial taxable event connected to the Restricted Stock Units. Generally, these summaries do not address any net wealth tax that may be due when the Restricted Stock Units vest, or income tax that may be due upon the subsequent sale of shares you receive when the Restricted Stock Units vest or in connection with dividends paid with respect to such shares, if any. This discussion is based on tax laws as of the date of this Offer to Exchange. Please note that tax laws change frequently and occasionally on a retroactive basis. If you live and/or work in one country, but you are a citizen or resident of another country for local law purposes, consult your tax or financial advisor to determine which tax laws apply to you. If you are tendering Class J Options, the Special Cash Payment will be subject to taxation at the time the payment is made regardless of the country in which you live and/or work.

     Also, please note that by accepting the Offer, you authorize us to withhold from any cash or shares otherwise payable to you amounts sufficient to pay your withholding tax and/or social insurance obligations, if any, with respect to the Restricted Stock Units and/or the Special Cash Payment.

     WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX OR FINANCIAL ADVISOR BEFORE DECIDING TO PARTICIPATE IN THE OFFER.

     (a) Argentina. You will not be subject to tax as a result of the exchange of Eligible Options for the grant of Restricted Stock Units. When the Restricted Stock Units vest and the related shares are distributed, you will be subject to income tax and social insurance contributions on the fair market value of those shares on the vesting date. In addition, any shares received at vesting may be subject to a personal asset tax and a stamp tax. Under current laws, your employer must withhold and report income tax and social insurance contributions when the Restricted Stock Units vest. You will be responsible for paying any difference between the actual tax liability and the amount withheld. Due to the current financial crisis in Argentina, the Argentine government has enacted sweeping legislation that covers a variety of financial and tax provisions. You should consult your financial and/or tax advisor to discuss the impact of this legislation on your Restricted Stock Units.

     (b) Australia. The voluntary relinquishment of your Eligible Options in exchange for the new Restricted Stock Units will give rise to a taxable amount (which may be nil in certain circumstances) because the cancellation of the Eligible Options will constitute a disposal of the Eligible Options in exchange for the Restricted Stock Units. You will likely be taxed in the current income year on the market value of the Eligible Options at the date of the cancellation, unless you made the election to be taxed in the year the Eligible Options were granted. If you made this election, you may be eligible for a capital loss on the disposal of the Eligible Options. You should contact your financial and/or tax adviser if you made this election.

     If you did not make this election, because the exercise prices of the Eligible Options are less than the current value of the underlying shares of common stock, the market value of each Eligible Option at the time of cancellation will be determined in accordance with a statutory formula based on the exercise price, market value of shares and the exercise period of the Eligible Option. If the market value of the shares underlying an Eligible Option at the time of relinquishment is less than 50% of the exercise price, the market value of the Eligible Option will be nil, and no tax will be payable on cancellation of that Eligible Option.

     The acquisition of the Restricted Stock Units will constitute the acquisition of qualifying rights under an employee share scheme. You will be subject to taxation on the acquisition of the Restricted Stock Units in the current income year only if you make an election to that effect. Otherwise, you will be subject to taxation when the Restricted Stock Units vest and the related shares are distributed to you (or earlier in certain circumstances).

     If you do not make the election at the time of acquisition, you will be taxed in the income year in which the earliest of the following occurs (the "Assessment"): (i) you cease employment with AT&T or one of its subsidiaries;
(ii) the time when you dispose of the Restricted Stock Units (other than by acquiring shares at vesting); and (iii) the shares are distributed to you on the vesting date.

     The amount included in your assessable income in the year in which the Assessment occurs will be calculated as follows:

          (x) if you dispose of the Restricted Stock Units or acquired stock in an arm's length transaction within 30 days after the Assessment, you will be taxed on the amount or value of any consideration received for the disposal less the market value of the Eligible Options at the time of their cancellation;

          (y) in any other case, you will be subject to tax on the market value of the Restricted Stock Units at the time of the relevant Assessment less the market value of the Eligible Options at the time of their cancellation.

     If you cease employment with AT&T or its local subsidiary prior to the vesting date of some or all of the Restricted Stock Units, and the Restricted Stock Units do not vest upon termination of employment, you may be treated as if you never acquired the Restricted Stock Units. If you have been subject to taxation on the Restricted Stock Units prior to this date, you may apply to the Commissioner of Taxation to amend the relevant year's tax return and obtain a refund of the tax paid in relation to the Restricted Stock Units.

     Under current laws, withholding for income tax by your employer is not required when your Eligible Options are cancelled or the Restricted Stock Units vest. It is your responsibility to report and pay any taxes in relation to the Restricted Stock Units.

     (c) Austria. You will not be subject to tax as a result of the exchange of Eligible Options for the grant of Restricted Stock Units. When the Restricted Stock Units vest and the related shares are distributed, you will be subject to income tax and social insurance contributions on the fair market value of those shares on the vesting date. Under current laws, your employer will withhold and report income tax and social insurance contributions the Restricted Stock Units vest.

     (d) Belgium. You will not be subject to tax as a result of the exchange of Eligible Options for the grant of Restricted Stock Units. When the Restricted Stock Units vest and the related shares are distributed, you will be subject to income tax on the fair market value of those shares on the vesting date. There is a possibility that this taxable amount may be reduced by the value, if any, of your cancelled Eligible Options. You should consult your financial and/or tax adviser to discuss this issue. Your employer is not required to withhold or report income tax or social insurance contributions at the time of grant or vesting. It is your responsibility to report and pay any taxes resulting from the grant or vesting of your Restricted Stock Units.

     (e) Brazil. You will not be subject to tax as a result of the exchange of Eligible Options for the grant of Restricted Stock Units. When the Restricted Stock Units vest and the related shares are distributed, you will be subject to income tax and social security contributions on the fair market value of those shares on the vesting date. Under current laws, no withholding or reporting is required by your employer at the time the Restricted Stock Units are granted or become vested. You are responsible for including all information concerning your Restricted Stock Units on your annual income tax return and paying all applicable taxes.

     (f) Canada. The tax treatment of the exchange of Eligible Options for the grant of Restricted Stock Units is uncertain. It is possible that the Canada Customs and Revenue Agency ("CCRA") will treat the exchange as either (i) a taxable exchange of employee stock options in exchange for the grant of Restricted Stock Units or (ii) two separate transactions (i.e., a tender of Eligible Options for cancellation, followed by a grant of new and unrelated Restricted Stock Units). If the transactions qualify as two separate transactions under Canadian tax law, you will be considered to have disposed of your Eligible Options for no consideration and, therefore, the exchange of Eligible Options for the grant of Restricted Stock Units will not be a taxable event. The discussion in this summary assumes the transactions qualify as two separate transactions under Canadian tax law.

     When the Restricted Stock Units vest and the related shares are distributed, you will be subject to income tax and social insurance contributions. You will be taxed on the fair market value of those shares on the vesting date. Your employer will report the income recognized at vesting to the CCRA. A copy of the T4 form containing this information will be delivered to you prior to the last day of February in the year following the year in which your Restricted Stock Units vest.

     Your employer is not required to withhold income tax or social insurance contributions on any portion of your taxable income under the 1997 Plan to the extent you receive shares and no cash. You will be responsible for paying tax and any applicable social insurance contributions on the income arising from the vesting of the Restricted Stock Units.

     (g) Chile. You will not be subject to tax as a result of the voluntary exchange of Eligible Options for the grant of Restricted Stock Units. When the Restricted Stock Units vest and the related shares are distributed, you will be subject to taxation. It is likely that the market value of those shares at the time of distribution will be deemed "ordinary income of foreign source" and thus subject to First Category Tax and to Surtax at the time of payment. Under current laws, if the benefits under the 1997 Plan are deemed to be "ordinary income of foreign source", your employer will not be required to withhold or report income tax or social insurance contributions when the Restricted Stock Units vest. You will be responsible for reporting and registering your investment with the Central Bank of Chile and/or with the Chilean Internal Revenue Services and for paying any tax liability upon the vesting of your Restricted Stock Units.

     (h) Ecuador. You will not be subject to tax as a result of the exchange of Eligible Options for the grant of Restricted Stock Units or when your Restricted Stock Units become vested and the related shares are distributed to you. However, you will be subject to tax on the entire gain realized when you subsequently sell the shares issued at vesting. Under current laws, your employer is not required to withhold or report income tax or social insurance contributions when the Restricted Stock Units vest. You are, however, required to report and pay any taxes upon the sale of your shares.

     (i) France. You will not be subject to tax as a result of the exchange of Eligible Options for the grant of Restricted Stock Units. However, you should consider the tax consequences of participating in the Offer because your Eligible Options were granted as part of a French sub-plan for qualified options ("Qualified Options"). As more fully described in the sub-plan, if your holding period and other requirements for Qualified Options have been (or will be) met, your Qualified Options have favorable income tax and social insurance treatment (e.g., income tax normally due on the spread upon exercise of the non-qualified option is deferred in the case of Qualified Options until time of sale of the underlying shares at reduced rates, and social insurance rates are also reduced). However, if you decide to exchange your Qualified Options for Restricted Stock Units, you will forfeit the tax and social insurance treatment of your Qualified Options. If you participate in the Offer, your Restricted Stock Units will not be granted under a French-qualified plan, and you will have different tax and social insurance obligations on the Restricted Stock Units.

     When the Restricted Stock Units vest and the related shares are distributed, you will be subject to income tax and social insurance contributions on the fair market value of those shares on the vesting date. Under current laws, your employer is not required to withhold income tax on your Restricted Stock Units. However, your employer is required to report the taxable income of the Restricted Stock Units upon vesting and to withhold from you your portion of social insurance contributions and deliver this contribution to the social security administration for the month following the vesting of your Restricted Stock Units. Your social insurance contributions due on the Restricted Stock Units will be assessed on the fair market value of the shares you receive upon vesting. It is your responsibility to report in your tax return all income received under the 1997 Plan. Neither AT&T nor your employer is liable in any way if you fail to fulfill your legal obligations relating to the Restricted Stock Units or the shares you receive under the 1997 Plan. Note that any late payment of tax will be subject to the 9% annual interest penalty on the amount due.

     (j) Germany. You will not be subject to tax as a result of the exchange of Eligible Options for the grant of Restricted Stock Units. When the Restricted Stock Units vest and the related shares are distributed, you will be subject to income tax and social insurance contributions (to the extent you have not exceeded the wage base for social insurance contributions) on the fair market value of those shares on the vesting date. Under current laws, your employer will withhold income tax and social insurance contributions (to the extent that you have not exceeded the wage base for social insurance contributions) on the income received at vesting. You are responsible for paying any difference between the actual tax liability and the amount withheld.

     (k) Guatemala. You will not be subject to tax as a result of the exchange of Eligible Options for the grant of Restricted Stock Units. When the Restricted Stock Units vest and the related shares are distributed, you will be subject to income tax on the value of those shares. Under current laws, your employer is not required to withhold or report income tax or social insurance contributions at the time of vesting. You will be responsible for paying any tax liability in connection with your Restricted Stock Units.

     (l) Hong Kong. You likely will not be subject to tax as a result of the exchange of Eligible Options for Restricted Stock Units or of the grant of Restricted Stock Units to you. When the Restricted Stock Units vest and the related shares are distributed, you likely will be subject to salaries tax on the fair market value of those shares on the vesting date. Under current laws, no tax withholding will occur at the time of the grant or vesting of your Restricted Stock Units. Your employer will report your taxable benefits resulting from the vesting of your Restricted Stock Units to the Hong Kong Inland Revenue Department. It is also your responsibility to report and pay any salaries taxes resulting from the vesting of your Restricted Stock Units.

     (m) Italy. You will not be subject to tax as a result of the exchange of Eligible Options for the grant of Restricted Stock Units. When the Restricted Stock Units vest and the related shares are distributed, you will be subject to income tax and social insurance contributions on the "fair market value" (as defined under Italian law) of those shares. "Fair market value" is defined as the average price per share on the official stock exchange during the period ending on the day of vesting of the Restricted Stock Unit and starting on the same day of the preceding calendar month. Under current laws, your employer is required to withhold and report income tax and social insurance contributions at the time of vesting of your Restricted Stock Units.

     (n) Japan. You likely will not be subject to tax as a result of the cancellation of Eligible Options or of the subsequent grant of Restricted Stock Units to you. When the Restricted Stock Units vest and the related shares are distributed, you will be subject to income tax on the fair market value of those shares on the vesting date. Your income will likely be treated as "remuneration income" and will be taxed at your marginal tax rate. Although income from the vesting of Restricted Stock Units is classified as remuneration income for individual income tax purposes, your employer is generally not required to withhold income tax or social security contributions when your Restricted Stock Units vest. It is your responsibility to report and pay any taxes resulting from your participation in the 1997 Plan.

     (o) Korea. You will not be subject to tax as a result of the exchange of Eligible Options for the grant of Restricted Stock Units. When the Restricted Stock Units vest and the related shares are distributed, you will be subject to income tax and social insurance contributions. You will be taxed on the fair market value of those shares on the vesting date at your salary income tax rate. The law is unclear as to whether your employer is required to withhold and report income tax and social insurance contributions (such as the national health insurance fund and the national pension plan fund) on the gain when your Restricted Stock Units vest. Until this obligation, if any, is clarified, you will be responsible for reporting and paying any income tax and social insurance contribution liability that may arise.

     (p) Mexico. You will not be subject to tax as a result of the exchange of Eligible Options for the grant of Restricted Stock Units. When the Restricted Stock Units vest and the related shares are distributed, you will be subject to income tax. You will be taxed on the fair market value of the shares paid to you on the vesting date. Under current laws, your employer is not required to withhold or report income tax or social insurance contributions when your Restricted Stock Units vest. You will be responsible for paying any tax liability upon vesting.

     (q) Netherlands. If your Eligible Options have a "cashless exercise and sell restriction", you will not be subject to tax as a result of the exchange of Eligible Options for the grant of Restricted Stock Units. However, if you deferred taxation on your Eligible Options to the time of exercise by properly completing an Election to Defer Taxation, then you may be subject to tax as a result of the exchange of Eligible Options for the grant of Restricted Stock Units. Due to this uncertainty, AT&T intends to apply for a tax ruling from the Dutch tax authorities to confirm the tax consequences of participating in the Offer. AT&T will notify employees in this latter category regarding the outcome of the tax ruling once it is available. Regardless of whether your Eligible Options have a "cashless exercise and sell restriction" or you deferred taxation through an Election to Defer Taxation, you will not be subject to tax when the Restricted Stock Units are granted to you. However, when the Restricted Stock Units vest and the related shares are distributed, you will be subject to income tax and social insurance contributions on the fair market value of those shares on the vesting date.

     Your employer must withhold and report at the time you are subject to tax. Therefore, if you deferred taxation on your Eligible Options to the time of exercise through an Election to Defer Taxation, you may be subject to wage tax and social insurance contributions on the taxable amount due at the time of the Offer. However, your employer will not withhold any taxes or social insurance until such obligations are confirmed. You are advised that if the Offer is later deemed a taxable event, your employer will fulfill its withholding obligations and collect, by all lawful means available, the tax owed by you.

     Regardless of whether your Eligible Options have a cashless exercise and sell restriction or you deferred taxation through an Election to Defer Taxation, your employer will withhold wage tax and social security contributions on the income recognized upon vesting in your Restricted Stock Units. You are responsible for paying any difference between the actual tax liability on your Restricted Stock Units and the amount withheld. It is your responsibility to report and pay any investment yield taxes resulting from the holding of shares.

     (r) New Zealand. You will not be subject to tax as a result of the exchange of Eligible Options for the grant of Restricted Stock Units. When the Restricted Stock Units vest and the related shares are distributed, you will be subject to income tax on the fair market value of those shares on the vesting date. Your employer is not required to withhold or report income tax in respect of the value of the shares paid to you at vesting. It is your responsibility to report and pay any taxes resulting from the receipt of shares upon the vesting of your Restricted Stock Units.

     (s) Norway. You will not be subject to tax as a result of the exchange of Eligible Options for the grant of Restricted Stock Units. When the Restricted Stock Units vest and the related shares are distributed, you will be subject to income tax and social insurance contributions on the fair market value of those shares on the vesting date. This amount will be taxed as employment income. You may be able to exclude 20% of this amount, up to a limit of NOK1,500, from your taxable income provided certain conditions are met. Please consult with your financial and/or tax advisor to determine if the exclusion applies to you.

     Under current laws, withholding and reporting for income tax and social insurance are required when your Restricted Stock Units vest. Your employer will report the vesting of the Restricted Stock Units and estimate and report the fair market value of the shares and any benefit due at that time. Your employer is also obligated to withhold income and social insurance taxes at the applicable tax event (i.e., presently at vesting). Please note that you should also report income from the Restricted Stock Units in your annual tax return. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

     You must report on your tax return all relevant information regarding the exchange of your Eligible Options and the income from your Restricted Stock Units. If you maintain that the Restricted Stock Units are not subject to wealth tax, we recommend that you provide sufficient information in the tax return, enabling the tax authorities to assess your tax position.

     (t) Puerto Rico. Theoretically, the voluntary relinquishment of Eligible Options for the grant of Restricted Stock Units will constitute a taxable exchange; however, no taxable income will arise at that time. When the Restricted Stock Units vest and the related shares are distributed, you will be subject to income tax and social insurance contributions on the fair market value of those shares on the vesting date. Under current laws, your employer will withhold and report for income tax, social insurance and possibly workers' compensation contributions when your Restricted Stock Units vest. You will also be responsible for reporting any income in your personal tax return.

     (u) Singapore. You likely will not be subject to tax as a result of the exchange of Eligible Options for the grant of Restricted Stock Units because the Eligible Options surrendered have exercise prices greater than the fair market value of the underlying shares and, therefore, you will have realized no economic gain. However, there is a risk that the Inland Revenue Authority of Singapore (the "IRAS") may view the exchange as a taxable "release", in which case you will be subject to tax on the market value of those underlying shares at the time of the "release" (i.e., when your Eligible Options are cancelled). In practice, the IRAS is likely to disregard the "release" of the Eligible Options and just tax the Restricted Stock Units upon vesting. Therefore, you likely will not be subject to tax when the Restricted Stock Units are granted to you. When the Restricted Stock Units vest and the related shares are distributed, you likely will be subject to income tax on the fair market value of those shares on the vesting date. Under current laws, your employer is not required to withhold income tax or deduct Central Provident Fund Contributions on your Restricted Stock Units. Your employer will report to the IRAS any shares paid to you at vesting and provide you with a copy of this report. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

     (v) South Africa. You will not be subject to tax as a result of the exchange of Eligible Options for the grant of Restricted Stock Units. When the Restricted Stock Units vest and the related shares are distributed, you will be subject to income tax and social insurance contributions on the fair market value of those shares on the vesting date. Under current laws, withholding and reporting for income tax and social insurance contributions are required when the Restricted Stock Units vest. Your employer will report your taxable earnings at vesting to the SARs and will withhold accordingly. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

     (w) Spain. You will not be subject to tax as a result of the exchange of Eligible Options for the grant of Restricted Stock Units. When the Restricted Stock Units vest and the related shares are distributed, you will be subject to income tax and social insurance contributions on the fair market value of those shares on the vesting date. This amount will likely be considered compensation in-kind subject to payment on account. Upon receipt of shares upon vesting, you may be entitled to a tax exemption on the first (euro)3,005.06 received in a 12-month period (but not to exceed (euro)6,010.12 over the last 5 years) provided you hold the shares for at least three years after vesting and certain conditions are met. If you dispose of your stock prior to the expiration of the three-year period, the amount due at vesting will be taxable to you, and it will be your responsibility to file a supplemental tax return for the tax year in which you vested in your Restricted Stock Units. Please confer with your financial and/or tax advisor to determine if this exemption is available to you. Under current laws, if the taxable amount is considered compensation in-kind and it exceeds (euro)3,005.06 per 12-month period, there may be a payment on account obligation. The payment on account obligation will be charged to you. Such amount will be withheld by your employer from either the payment at vesting or your salary. You will be entitled to deduct the payment on account and obtain a tax credit from your income tax obligation.

     (x) Switzerland (Basel). You likely will not be subject to tax as a result of the exchange of Eligible Options for the grant of Restricted Stock Units. Based on a private tax ruling issued to AT&T by the Zurich tax authorities, you likely will be subject to income tax and social insurance contributions when the Restricted Stock Units vest and not when they are granted to you. Although the other cantons are not bound by the ruling issued in Zurich, the Basel tax authorities are likely to accept the Zurich authorities' position. There is, however, some risk that you will be subject to tax on the value of the Restricted Stock Units at the time of grant. The value at grant may be determined by a valuation process to be negotiated with the competent tax authorities.

     Under current laws, if you are (i) a tax resident of Switzerland and (ii) a Swiss national or a foreign employee holding a "C" residence permit, your employer will not withhold income tax at the time of grant or vesting, but will withhold from you your portion of social insurance contributions due on your Restricted Stock Units at the time the Restricted Stock Units are subject to tax. Your employer must report the grant of the Restricted Stock Units in the year of grant on your annual "certificate of salary." Also, your employer will include your taxable income on your annual "certificate of salary" which will be issued to you at the end of or shortly after the end of the calendar year of the taxable event. It is your responsibility to attach the "certificate of salary" to your tax return and pay any taxes resulting from the Restricted Stock Units.

     If you are not a resident of Switzerland, or if you are a foreign employee holding a permit other than a "C" permit and you are not married to a spouse who is a Swiss national or who holds a "C" permit, you are likely subject to Swiss income taxation at source ("Quellensteuer"). In this case, your employer will withhold and report income tax and social insurance contributions at the time the Restricted Stock Units are subject to tax. Depending on the amount of your annual income in Switzerland, you may be required to file a tax return and to pay additional taxes (or to receive a refund) when the Tax Administration computes the exact amount of taxes based on your tax return.

     (y) Switzerland (Geneva). You will be subject to income tax and social insurance contributions when the Restricted Stock Units are granted to you in exchange for Eligible Options. You will be taxed on the value of the Restricted Stock Units at grant. The value at grant may be determined by a valuation process to be negotiated with the competent tax authorities. You will not be subject to income tax or social insurance contributions when the Restricted Stock Units vest, unless, in the unlikely event, the tax authorities consider you a "professional securities dealer."

     Under current laws, if you are (i) a tax resident of Switzerland and (ii) a Swiss national or a foreign employee holding a "C" residence permit, your employer will not withhold income tax at the time of grant or vesting, but will withhold from you your portion of social insurance contributions due at the time the Restricted Stock Units are granted to you. Your employer must report the grant of the Restricted Stock Units in the year of grant on your annual "certificate of salary." Also, your employer will include your taxable income on your annual "certificate of salary" which will be issued to you at the end of or shortly after the end of the calendar year of the taxable event. It is your responsibility to attach the "certificate of salary" to your tax return and pay any taxes resulting from the Restricted Stock Units.

     If you are not a resident of Switzerland, or if you are a foreign employee holding a permit other than a "C" permit and you are not married to a spouse who is a Swiss national or who holds a "C" permit, you are likely subject to Swiss income taxation at source ("Quellensteuer" / "Impot a la source"). In this case, your employer will withhold and report income tax and social security contributions at the time the Restricted Stock Units are granted to you. Depending on the amount of your annual income in Switzerland, you may be required to file a tax return and to pay additional taxes (or to receive a refund) when the Tax Administration computes the exact amount of taxes based on your tax return.

     Any Restricted Stock Units you receive at grant, and any shares you receive upon vesting will become part of your taxable net wealth and will be subject to the tax on net wealth levied at the cantonal and municipal level. You must declare the fair market value of any shares received in your statement of bank accounts and securities ("Wertschriftenverzeichnis" / "Etat des titres") that you file as an annex to your annual personal income tax return.

     (z) Switzerland (Zurich). You likely will not be subject to tax as a result of the exchange of Eligible Options for the grant of Restricted Stock Units. When the Restricted Stock Units vest and the related shares are distributed, you will be subject to income tax and social insurance contributions on the fair market value of those shares on the vesting date.

     The Restricted Stock Units will be subject to income tax and social insurance withholding and reporting obligations as described in subsection (x) above for Switzerland (Basel).

     Any Restricted Stock Units you receive at grant (even if they have zero value prior to vesting) and the shares issued at vesting will become part of your net wealth. Therefore, for control purposes, even prior to vesting, the Zurich tax authorities require that you declare your Restricted Stock Units with a pro memoria value (i.e., zero value at grant) in your statement on bank accounts and securities ("Wertschriftenverzeichnis") that you file as an annex to your annual personal income tax return.

     (aa) Taiwan. You will not be subject to tax as a result of the exchange of Eligible Options for the grant of Restricted Stock Units. When the Restricted Stock Units vest and the related shares are distributed, you will be subject to income tax on the fair market value of those shares on the vesting date. Under current laws, your employer is not required to withhold or report income tax when the Restricted

Stock Units vest. You are, however, responsible for reporting and paying taxes resulting from the vesting of your Restricted Stock Units.

     (bb) United Kingdom. The following is based on the U.K. tax laws in effect in the U.K. as of April 6, 2002. Please note that this summary is not intended to serve as specific tax or investment advice concerning your participation in the Offer. Even if you live and/or work in the U.K., this summary is unlikely to be relevant if you are a citizen of another country or are considered a resident of another country for local law purposes, or if you are not treated as resident and ordinarily resident in the U.K. You should consult your own financial and/or tax advisor to determine your personal tax treatment.

     You should not be subject to tax as a result of the exchange of Eligible Options for the grant of Restricted Stock Units. In accordance with rules promulgated by the U.K. Inland Revenue, employers and employees are required to pay National Insurance Contributions based on the employee's earnings, including the "spread" between the fair market value on the date of exercise and the exercise price of options granted to employees after April 5, 1999. Therefore, any Eligible Options granted prior to April 6, 1999 are not subject to National Insurance Contributions. If you tender for cancellation Eligible Options that were granted prior to April 6, 1999, the new Restricted Stock Units granted to you will be subject to National Insurance Contributions (although your portion of National Insurance Contributions is only payable to the extent you have not already reached the annual cap).

     When the Restricted Stock Units vest and the related shares are distributed, you will be subject to income tax and National Insurance Contributions on the fair market value of those shares on the vesting date. Your employer will withhold from you, your portion of the tax due on the vested Restricted Stock Units under the Pay As You Earn system ("PAYE"), and will deliver the income tax withheld to the U.K. Inland Revenue on your behalf. You will be required to pay any tax or National Insurance Contribution liability to your employer within 7 days of vesting. If you fail to pay your employer the income tax due within 30 days of the vesting date of your Restricted Stock Units, you will be deemed to have received a further taxable benefit equal to the amount of income tax due on the vested Restricted Stock Units. This will give rise to a further income tax charge.

     You will be liable to pay employees' National Insurance Contributions on the vested Restricted Stock Units if your earnings do not already exceed the maximum limit for employees' National Insurance Contributions purposes. Employees' National Insurance Contributions are currently capped; however, this may not be the case on the date your Restricted Stock Units vest. Your employer will withhold from you, your portion of the National Insurance Contributions and delivering the amount withheld to the U.K. Inland Revenue on your behalf.

     Your employer is required to report the details of the exchange of Eligible Options, the grant of your Restricted Stock Units and the vesting of your Restricted Stock Units on its annual U.K. Inland Revenue tax return. In addition to your employer's reporting obligations, you must report details of any liabilities arising from the vesting of your Restricted Stock Units to the U.K. Inland Revenue on your personal U.K. Inland Revenue tax return.

     (cc) Venezuela. You will not be subject to tax as a result of the exchange of Eligible Options for the grant of Restricted Stock Units. When the Restricted Stock Units vest and the related shares are distributed, you will be subject to income tax on the fair market value of those shares on the vesting date. Under current laws, your employer is not required to withhold or report income tax when the Restricted Stock Units vest. You are, however, responsible for reporting and paying taxes resulting from the vesting of your Restricted Stock Units.

     (dd) Virgin Islands. You will not be subject to tax as a result of the exchange of certain Eligible Options for the grant of Restricted Stock Units. When the Restricted Stock Units vest and the related shares are distributed, you will be subject to income tax and social security contributions on the fair market value of the shares on the vesting date. Under current laws, withholding and reporting for income tax and social security contributions are required when the Restricted Stock Units vest. Your employer will report your taxable earnings to the Virgin Islands Bureau of Internal Revenue and the Internal Revenue Service, as applicable, when your Restricted Stock Units vest and will withhold accordingly.

15.  Extension of Offer; Termination; Amendment.

     At any time and from time to time, we may extend the period of time during which the Offer is open and delay accepting any options tendered for exchange by publicly announcing the extension and giving oral or written notice of the extension to the option holders. If we extend the Offer beyond October 29, 2002, we will publicly announce the extension, which may be by company-wide announcement, no later than 9:00 a.m., Eastern Time, on October 30, 2002.

     We expressly reserve the right, in our reasonable judgment, prior to the Expiration Date, to terminate or amend the Offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice thereof to the option holders and making an announcement thereof. Our right to delay accepting and canceling Eligible Options is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return any options tendered promptly after we terminate or withdraw the Offer.

     As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the per share exchange value for any class of options (i.e., the consideration offered in the Offer to option holders) or increasing the number of options eligible to be exchanged or surrendered in the Offer.

     If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Act and will notify you by electronic mail or other written communication. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer will depend on the facts and circumstances.

16.  Fees and Expenses.

     We will not pay any fees or commissions to any broker, dealer or other person to solicit tenders of options pursuant to this Offer.

     As you know, pursuant to our standard employee benefits package, we provide employees with access to financial services through Ayco. We understand that you may speak to representatives of Ayco to determine your tax and/or financial situation prior to deciding whether to participate in the Offer; however, we have not authorized Ayco to make any recommendation on our behalf as to whether you should participate in this Offer.

17.  Additional Information.

     The SEC allows us to incorporate by reference information into this document, which means we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the following documents we have previously filed with the SEC:

          o Annual Report on Form 10-K for the year ended December 31, 2001, filed on April 1, 2002 as amended on Forms 10-K/A filed May 3, 2002 and May 13, 2002, respectively;

          o our Current Reports on Form 8-K filed on January 4, February 5, February 21, April 16, April 25, May 13, May 29, June 5, June 11, July 3, July 11, July 22, July 29, July 30, August 12, August 13, August 14, and August 23, 2002;

          o the AT&T Annual Meeting proxy statement on Schedule 14A filed on May 14, 2002; and

          o our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2002, respectively, filed on May 15 and August 14, 2002, respectively.

     Copies of our Annual Report, Proxy Statement and Quarterly Reports are available on the AT&T Internet web site at www.att.com/ir. SEC filings are available at the website maintained by the SEC at www.sec.gov. If you wish to obtain a copy of any of our SEC filings, you may obtain them by contacting AT&T's Investor Relations Department at 900 202/206 North, Bedminster, New Jersey 07921 (908-221-3655). We also incorporate by reference into this document additional documents that may be filed by AT&T with the SEC after the date of this document until the termination of the Offer, including additional Current Reports on Form 8-K.

     In addition, you may read and copy any reports, statements or other information that AT&T files with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room at the following location:

     Public Reference Room
     450 Fifth Street, N.W.
     Room 1024
     Washington, D.C. 20549

     Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room.

     This Offer to Exchange is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to exchange your options.

     The information contained in this Offer to Exchange about AT&T should be read together with the information contained in the documents to which we have referred you.

18.  Forward Looking Statements; Miscellaneous.

     Your decision whether to accept or reject this Offer should take into account the factors described in this document as well as the various risks inherent in our business. We have described risks, including risks concerning AT&T, in the information we have incorporated by reference into this document. This Offer to Exchange and the documents incorporated by reference contain certain forward-looking statements with respect to:

          o AT&T's restructuring plan, including the AT&T Comcast Transaction and TWE restructuring,

          o    financial condition,

          o    results of operations,

          o    cash flows,

          o    dividends,

          o    financing plans,

          o    business strategies,

          o    operating efficiencies or synergies,

          o    budgets,

          o    capital and other expenditures,

          o    network build-out and upgrade,

          o    competitive positions,

          o    availability of capital,

          o    growth opportunities for existing products,

          o    benefits from new technologies,

          o    availability and deployment of new technologies,

          o    plans and objectives of management, and

          o    other matters.

Statements that are not historical facts are hereby identified as "forward looking statements" for the purpose of the safe harbor provided by Section 27A of the Securities Act and Section 21E of the Exchange Act. This offer as well as any Form 10-K, Annual Report to Shareholders, Form 10-Q or Form 8-K of AT&T may include forward looking statements. In addition, other written or oral statements which constitute forward looking statements have been made and may in the future be made by or on behalf of AT&T, including, without limitation, those relating to the future business prospects, revenues, working capital, liquidity, capital needs, network build out, interest costs and income. These forward looking statements are necessarily estimates reflecting the best judgment of senior management that rely on a number of assumptions concerning future events, many of which are outside of AT&T's control, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in these documents. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

          o the risks associated with the implementation of AT&T's restructuring plan and the AT&T Comcast Transaction and TWE restructuring, which are complicated and involve a substantial number of different transactions each with separate conditions, any or all of which may not occur as AT&T currently intends, or which may not occur in the timeframe AT&T currently expects,

          o the risks associated with each of AT&T's main business units, operating as independent entities as opposed to as part of an integrated telecommunications provider following completion of AT&T's restructuring plan, including the inability of these groups to rely on the financial and operational resources of the combined company and these groups having to provide services that were previously provided by a different part of the combined company,

          o the impact of existing and new competitors in the markets in which these groups compete, including competitors that may offer less expensive products and services, desirable or innovative products, technological substitutes, or have extensive resources or better financing,

          o the impact of oversupply of capacity resulting from excessive deployment of network capacity,

          o the ongoing global and domestic trend towards consolidation in the telecommunications industry, which may have the effect of making the competitors of these entities larger and better financed and afford these competitors with extensive resources and greater geographic reach, allowing them to compete more effectively,

          o the effects of vigorous competition in the markets in which AT&T operates, which may decrease prices charged, increase churn and change customer mix, profitability and average revenue per user,

          o the risks associated with possible disruptions to the telecommunications industry related to the bankruptcy of major telecommunications providers;

          o the ability to enter into agreements to provide, and the cost of entering new markets necessary to provide, services,

          o the ability to establish a significant market presence in new geographic and service markets,

          o the availability and cost of capital and the consequences of increased leverage,

          o the successful execution of plans to dispose of non-strategic assets as part of an overall corporate deleveraging plan,

          o the impact of any unusual items resulting from ongoing evaluations of the business strategies of AT&T,

          o the requirements imposed on AT&T or latitude allowed to competitors by the Federal Communications Commission (FCC) or state regulatory commissions under the Telecommunications Act of 1996 or other applicable laws and regulations,

          o the risks associated with technological requirements, technology substitution and changes and other technological developments,

          o    the results of litigation filed or to be filed against AT&T,

          o the possibility of one or more of the markets in which AT&T competes being impacted by changes in political, economic or other factors, such as monetary policy, legal and regulatory changes or other external factors over which these groups have no control, and

          o    the risks related to AT&T's investments and joint ventures.

     The words "estimate," "project," "intend," "expect," "believe," "plan" and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of a document. Moreover, in the future, AT&T, through its senior management, may make forward-looking statements about the matters described in a document or other matters concerning AT&T.

     This offer is not being made to, nor will any tender of options be accepted from or on behalf of, option holders in any jurisdiction in which the making of this offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, in our sole discretion, take such actions as we may deem necessary for us to make this offer to option holders in such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR AUTHORIZATION AS HAVING BEEN AUTHORIZED BY US.

                                   AT&T CORP.

                               SEPTEMBER 16, 2002

                                   SCHEDULE A

           INFORMATION ABOUT AT&T'S DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the directors and executive officers of AT&T, together with the total number of outstanding stock options (vested and unvested) to purchase AT&T common stock held by each such director and executive officer as of September 4, 2002. Directors and executive officers are not eligible to participate in the Offer.

Name                            Positions and Offices Held                     Total Outstanding Options
C. Michael Armstrong            Chairman and Chief Executive Officer                     4,915,403
J. Michael Cook                 Director                                                    12,225
Kenneth T. Derr                 Director                                                    12,226
David W. Dorman                 President and Director                                   2,084,239
M. Kathryn Eickhoff             Director                                                    12,226
George M. C. Fisher             Director                                                    12,226
Frank C. Herringer              Director                                                    12,000
Amos B. Hostetter, Jr.          Director                                                    12,226
Shirley A. Jackson              Director                                                    12,225
Donald F. McHenry               Director                                                    12,226
Charles H. Noski                Vice Chairman                                            2,559,320
Louis A. Simpson                Director                                                    12,226
Michael I. Sovern               Director                                                    12,226
Sanford I. Weill                Director                                                    12,226
Tony L. White                   Director                                                    12,000
Betsy J. Bernard                Executive Vice President                                 1,884,501
James W. Cicconi                Executive Vice President                                   849,276
Nicholas S. Cyprus              Vice President and Controller                              277,855
Mirian Graddick-Weir            Executive Vice President                                   598,488
Thomas W. Horton                Senior Executive Vice President and CFO                    605,000
Frank Ianna                     Executive Vice President                                 1,976,111
Richard J. Martin               Executive Vice President                                   634,418
John C. Petrillo                Executive Vice President                                 1,461,405
William T. Schleyer             President and CEO - AT&T Broadband                       1,302,800

     Special Deferral Distribution. AT&T authorized active and former senior managers with vested deferred compensation account balances to make a one-time election to receive a single distribution of AT&T common stock, in exchange for their rights to receive future payments from their deferred accounts under the terms of their existing distribution schedule. This special deferral distribution was to occur on May 16, 2002, but was delayed due to a "standstill" period. The distribution is expected to occur in September 2002. At that time, 90% of the then present value of the future payments from the deferred cash account balances, plus 90% of the then current deferred AT&T share account balances, will be distributed in shares of AT&T common stock. The following executive officers elected to participate in this special deferral distribution: James W. Cicconi, Nicholas S. Cyprus, David W. Dorman, Mirian Graddick-Weir, Frank Ianna, Richard J. Martin and John C. Petrillo.